As filed with the Securities and Exchange Commission on March 7, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Standard Pacific Corp.

Co-Registrants are listed on the following pages

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1531	33-0475989
Co-Registrants are listed on the following pages (State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	Co-Registrants are listed on the following pages (I.R.S. Employer Identification Number)

26 Technology Drive

Irvine, California 92618

(949) 789-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John P. Babel, Esq.

Senior Vice President and General Counsel

Standard Pacific Corp.

26 Technology Drive

Irvine, California 92618

(949) 789-1600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Michelle A. Hodges

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, California 92612

(949) 451-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

**If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

(Continued on next page)

(Continued from previous page)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Standard Pacific Corp.’s 8 3/8% Senior Notes due 2018	$275,000,000	100%	$275,000,000	$31,927.50
Standard Pacific Corp.’s 8 3/8% Senior Notes due 2021	$400,000,000	100%	$400,000,000	$46,440.00
Guarantees of 8 3/8% Senior Notes due 2018 and 8 3/8% Senior Notes due 2021 by certain subsidiaries of Standard Pacific Corp.(2)	N/A	N/A	N/A	N/A
TOTAL				$78,367.50

(1)	Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)

The guarantees are the full and unconditional guarantee of Standard Pacific’s payment obligations under its 8 3/8% Senior Notes due 2018 and 8 3/8% Senior Notes due 2021 by its direct and indirect wholly-owned subsidiaries listed on the following pages. No separate consideration will be received for the guarantees. No additional registration fee is payable for guarantees pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CO-REGISTRANTS

Name of Subsidiary Guarantor	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Barrington Estates, LLC	Delaware	20-4532769
Hilltop Residential, Ltd.	Florida	20-4357502
HSP Arizona, Inc.	Delaware	86-0927140
HWB Construction, Inc.	Delaware	27-0019250
HWB Investments, Inc.	Delaware	27-0019252
Lagoon Valley Residential, LLC	California	20-2636836
Residential Acquisition GP, LLC	Florida	20-4357574
Standard Pacific 1, Inc.	Delaware	20-4356066
Standard Pacific of Arizona, Inc.	Delaware	86-0927144
Standard Pacific of Colorado, Inc.	Delaware	94-3361834
Standard Pacific of Florida GP, Inc.	Delaware	20-4356126
Standard Pacific of Las Vegas, Inc.	Delaware	20-2834287
Standard Pacific of Orange County, Inc.	Delaware	33-0558026
Standard Pacific of South Florida GP, Inc.	Delaware	27-0019247
Standard Pacific of South Florida, general partnership	Florida	65-0643480
Standard Pacific of Tampa GP, Inc.	Delaware	41-2062547
Standard Pacific of Tampa, general partnership	Florida	81-0579276
Standard Pacific of Texas, Inc.	Delaware	20-4356880
Standard Pacific of the Carolinas, LLC	Delaware	59-3483072
Standard Pacific of Tonner Hills, LLC	Delaware	20-0350714
Standard Pacific of Walnut Hills, Inc.	Delaware	03-0505710
Westfield Homes USA, Inc.	Delaware	71-0898386

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion, dated March 7, 2011

PROSPECTUS

$675,000,000

Standard Pacific Corp.

Offers to Exchange

All of Our Outstanding

8 3/8% Senior Notes due 2018 issued on December 22, 2010

for new 8 3/8% Senior Notes due 2018

and All of Our Outstanding

8  3/8% Senior Notes due 2021

for new 8 3/8% Senior Notes due 2021

Each exchange offer will expire at 5:00 p.m., New York City time,

on                     , 2011, unless extended.

The Exchange Notes:

•

The terms of the registered 8 3/8% senior notes due 2018 (the “2018 exchange notes”) and the registered 8 3/8% senior notes due 2021 (the “2021 exchange notes,” and, together with the 2018 exchange notes, the “exchange notes”) to be issued in the exchange offers are substantially identical to the terms of the outstanding 8 3/8% senior notes due 2018 issued on December 22, 2010 (the “outstanding 2018 notes”) and the senior notes due 2021 (the “outstanding 2021 notes,” and, together with the outstanding 2018 notes, the “outstanding notes”), respectively, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the exchange notes. As of the date of this prospectus, $275,000,000 aggregate principal amount of the outstanding 2018 notes and $400,000,000 aggregate principal amount of the outstanding 2021 notes are outstanding.

•	We are offering the exchange notes pursuant to registration rights agreements that we entered into in connection with the issuances of the outstanding notes.
•

The 2018 exchange notes will bear interest at the rate of 8 3/8% per year, payable on May 15 and November 15 of each year, commencing on May 15, 2011. The 2021 exchange notes will bear interest at a rate of 8 3/8% per year, payable on January 15 and July 15 of each year, commencing on July 15, 2011. The 2018 exchange notes will mature on May 15, 2018. The 2021 exchange notes will mature on January 15, 2021.

•

The outstanding 2018 notes are part of a series of notes in the aggregate principal amount of $575,000,000, of which $300,000,000 was issued on May 3, 2010 (the “outstanding registered 2018 notes”). The exchange offer does not relate to the outstanding registered 2018 notes. The 2018 exchange notes and the outstanding registered 2018 notes are expected to share a single CUSIP, and the 2018 exchange notes will be treated as a single series with the outstanding registered 2018 notes and the outstanding 2018 notes that remain outstanding after the exchange offer for such notes.

•	The exchange notes will be guaranteed by Standard Pacific’s subsidiaries that have guaranteed the outstanding notes.
•	We may redeem some or all of the notes as described more fully in this prospectus.

Material Terms of each Exchange Offer:

•	Each exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended.
•

Upon completion of the applicable exchange offer, all outstanding notes that are validly tendered and not properly withdrawn will be exchanged for an equal principal amount of the applicable exchange notes, the issuance of which is registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	Tenders of outstanding notes in an exchange offer may be withdrawn at any time prior to the expiration of the applicable exchange offer.
•	Completion of each exchange offer is subject to customary conditions, some of which we may waive.
•	The exchange of exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.
•	We will not receive any proceeds from the exchange offers.
•

Each broker-dealer that receives exchange notes for its own account in an exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal for the exchange offers states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the effective date of the registration statement to which this prospectus relates and ending on the close of business 180 days after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors” beginning on page 14

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only upon the information contained or incorporated by reference in this prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus. This information is available without charge to you upon written or oral request. You may make such a request by contacting us at:

Standard Pacific Corp.

26 Technology Drive

Irvine, California 92618

Telephone (949) 789-1600

Attention: John P. Babel, Secretary

In order to ensure timely delivery, you must request the information no later than                                     . In the event that we extend an exchange offer, you should submit your request at least five business days before the expiration of the applicable exchange offer, as extended.

* * * *

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, other statements we may make from time to time, such as press releases, oral statements made by officials of the Company and reports we file with the Securities and Exchange Commission (“SEC”), may also contain such forward-looking statements. These statements, which represent our expectations or beliefs regarding future events, may include, but are not limited to, statements regarding:

•	our expectations regarding the exchange offers, including timing of completion;

•	our strategy, including the elements and our plans relating to our overhead costs and operations and land and footprint;

•	our belief that the supply of homes available at reduced prices may continue to increase;

•	expected trends relating to the amount of make-whole payments and loan repurchases that we may have to make;

•	the sufficiency of our policies and procedures for estimating cost of sales;

•	the impact of future market rate risks on our mortgage loan assets;

•	the amount of savings that will result from recent restructuring activities and that we may incur restructuring costs in the future;

•	our efforts to rebuild our land portfolio and achieve a proper balance between investment and liquidity;

•	the potential need for, the amount and magnitude of, joint venture expenditures, including those requiring the use of our funds;

•	the potential for additional impairments and further deposit write-offs;

•	that option contract counterparties will perform under their development funding obligations;

•	housing market conditions and trends in the geographic markets in which we operate;

•	the sufficiency of our capital resources and ability to access additional capital;

•	expected performance by derivative counterparties;

•	litigation outcomes and related costs;

•	our ability to comply with the covenants contained in our debt instruments;

•	plans to purchase our notes prior to maturity and to engage in debt exchange transactions;

•	the extent and magnitude of our exposure to defective Chinese drywall, as well as our plans and intentions relating thereto;

•	changes to our unrealized tax benefits and uncertain tax positions;

•	the expected equity award forfeiture rates and vesting periods of unrecognized compensation expense;

•	our ability to realize the value of our deferred tax assets and the timing relating thereto; and

•	the impact of recent accounting standards.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include, but are not limited to, the following:

•	adverse developments in general and local economic conditions that affect the demand for homes;

•	the impact of downturns in homebuyer demand on revenues, margins and impairments;

•	our dependence on the California market and, to a lesser extent, the Florida market;

•	the willingness of customers to purchase homes at times when mortgage-financing costs are high or when credit is difficult to obtain;
•	the market value and availability of land;

•	competition with other homebuilders as well as competition from the sellers of existing homes, short-sale homes and foreclosed homes;

•	our ability to obtain suitable bonding for the development of our communities;

•	the cost and availability of labor and materials;

•	adverse weather conditions and natural disasters;

•	litigation and warranty claims;

•	our reliance on subcontractors and any failure by them to properly construct our homes;

•

risks relating to our mortgage financing activities, including our obligation to repurchase loans we previously sold in the secondary market and exposure to regulatory investigations or lawsuits claiming improper lending practices;

•	our dependence on key employees;

•	risks relating to acquisitions, including integration risks;

•	government regulation, including environmental, building, worker health and safety, zoning and land use regulation;

•	the impact of “slow growth”, “no growth” or similar initiatives;

•	increased regulation of the mortgage industry;

•	changes to tax laws that make homeownership more expensive;

•	the amount of, and our ability to repay, renew or extend, our outstanding debt;

•	the impact of restrictive covenants in our outstanding public notes and our ability to comply with these covenants;

•	our ability to obtain additional capital when needed and at an acceptable cost;

•

risks relating to our unconsolidated joint ventures, our ability and the ability of our partners to contribute funds to our joint ventures when needed or contractually agreed to, entitlement and development risks for the land owned by our joint ventures, the availability of financing to our joint ventures, our completion obligations for our joint ventures, the illiquidity of our joint venture investments, partner disputes, and risks relating to our determinations concerning the consolidation or non-consolidation of our joint venture investments;

•	the risk of our longer-term land acquisition strategy;

•	the influence of our principal stockholder;

•	our inability to realize the benefit of our net deferred tax asset; and

•	other risks discussed in this prospectus and our other filings with the SEC, including in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information that is important to an investment decision in the exchange notes and related guarantees. This prospectus includes the terms of the securities we are offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety, including the information set forth under “Risk Factors” and the documents incorporated by reference into this prospectus. In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Unless otherwise noted, or the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer collectively to Standard Pacific Corp. and its subsidiaries.

The Company

We are a geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers with an emphasis on move-up buyers. We have operations in major metropolitan markets in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built more than 112,000 homes during our 45-year history.

For the year ended December 31, 2010, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were as follows:

State	Percentage of deliveries
California	42%
Florida	17
Carolinas	15
Texas	14
Arizona	7
Colorado	4
Nevada	1

Total	100%

For the year ended December 31, 2010, the percentages of our home deliveries by product mix (excluding deliveries by unconsolidated joint ventures) were as follows:

Product Mix	Percentage of deliveries
Move-up	62%
Entry-level	33
Luxury	5

Total	100%

In addition to our core homebuilding operations, we have a mortgage banking subsidiary whose primary purpose is to facilitate a smooth closing process for our homebuyers, including through the direct funding of home loans. The loans funded by our mortgage subsidiary are generally sold to large banks in the secondary mortgage market. We also have a title services subsidiary that acts as a title insurance agent performing title examination services for our Texas homebuyers.

Standard Pacific Corp. was incorporated in the State of Delaware in 1991. Through our predecessors, we commenced our homebuilding operations in 1966. Our principal executive offices are located at 26 Technology Drive, Irvine, California 92618, and our telephone number is (949) 789-1600.

The Exchange Offers

The following is a summary of the principal terms of the exchange offers. A more detailed description is contained in the section “The Exchange Offers.” The term “outstanding 2018 notes” refers to the $275,000,000 aggregate principal amount of our outstanding 8 3/8% senior notes due 2018 that were issued on December 22, 2010. The term “outstanding 2021 notes” refers to the $400,000,000 aggregate principal amount of our outstanding 8 3/8% senior notes due 2021 that were also issued on December 22, 2010. We refer to the outstanding 2018 notes and the outstanding 2021 notes together as the “outstanding notes.” The term “2018 exchange notes” refers to our 8 3/8% senior notes due 2018 offered by this prospectus. The term “2021 exchange notes” refers to our 8 3/8% senior notes due 2021 also offered by this prospectus. We refer to the 2018 exchange notes and the 2021 exchange notes together as the “exchange notes.” The issuance of each series of the exchange notes has been registered under the Securities Act of 1933, as amended (the “Securities Act”). We refer to each offer to exchange the applicable outstanding notes for the applicable exchange notes as an “exchange offer”, and both exchange offers collectively as the “exchange offers.” The term “notes” refers collectively to the outstanding notes and the exchange notes. The term “indenture” refers to the Company’s senior indenture, as supplemented by supplemental indentures thereto, which governs both the outstanding notes and the exchange notes.

The Exchange Offers	We are offering to exchange $1,000 in principal amount of our 2018 exchange notes, the issuance of which has been registered under the Securities Act, for each $1,000 in principal amount of our outstanding 2018 notes, subject to a minimum exchange of $2,000.

We are also offering to exchange $1,000 in principal amount of our 2021 exchange notes, the issuance of which has been registered under the Securities Act, for each $1,000 in principal amount of our outstanding 2021 notes, subject to a minimum exchange of $2,000.

The 2018 exchange notes and the 2021 exchange notes are substantially identical to the outstanding 2018 notes and the outstanding 2021 notes, respectively, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes. As of the date of this prospectus, $275,000,000 in aggregate principal amount of outstanding 2018 notes is outstanding, and $400,000,000 in aggregate principal amount of outstanding 2021 notes is outstanding.

The outstanding 2018 notes are part of a series of notes in the aggregate principal amount of $575,000,000, of which $300,000,000 was issued on May 3, 2010 (the “outstanding registered 2018 notes”). The exchange offer does not relate to the outstanding registered 2018 notes. The 2018 exchange notes and the outstanding registered 2018 notes are expected to share a single CUSIP.

Expiration Time	Each exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended, in which case the expiration time will be the latest date and time to which such exchange offer is extended. See “The Exchange Offers—Terms of the Exchange Offers; Expiration Time.”

Procedures for Tendering

Outstanding Notes	In order to exchange your outstanding notes for exchange notes, you must validly tender them at or before the applicable expiration time. You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to participate in an exchange offer, you must:

•	complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offers—The Exchange Agent” prior to the expiration time; or

•	arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at The Depository Trust Company prior to the expiration time.

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offers—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offers—Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time at or prior to the expiration time of the applicable exchange offer by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offers—Withdrawal Rights.”

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in an exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offers—How to Tender Outstanding Notes for Exchange.”

Conditions to each Exchange Offer	Each exchange offer is subject to customary conditions, some of which we may waive. Neither exchange offer is conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right to terminate or amend one or both exchange offers at any time before the applicable expiration time if any condition to that exchange offer is not met. See “The Exchange Offers—Conditions to the Exchange Offers.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of an exchange offer, we will accept any and all outstanding notes that are validly tendered in the applicable exchange offer and not properly withdrawn at or prior to the applicable expiration time. The exchange notes issued pursuant to an exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offers—Terms of the Exchange Offers; Expiration Time.”

Registration Rights Agreements	We are making the exchange offers pursuant to the two registration rights agreements that we entered into on December 22, 2010 with the initial purchasers of each series of outstanding notes.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offers may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the exchange notes you receive pursuant to the applicable exchange offer are being acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in the distribution of the exchange notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not holding outstanding notes that have the status of an unsold allotment of the initial placement of the outstanding notes;

•	you are not an “affiliate” of ours as such term is interpreted by the SEC; and

•	if you are a broker-dealer, that you are receiving exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, and that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered the exchange offers in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offers.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offers—Consequences of Exchanging Outstanding Notes.”

Broker Dealer Prospectus Delivery Requirements	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Your Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the applicable exchange offer, we will have fulfilled a covenant under each of the registration rights agreements applicable to such outstanding notes. Accordingly, there will be no increase in the interest rate on such outstanding notes under the circumstances described in the applicable registration rights agreement.

In addition, if you do not exchange your outstanding notes in the applicable exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the outstanding notes of the series that you hold is exchanged for a like amount of the applicable exchange notes, the liquidity and the trading market for your untendered outstanding notes could be adversely affected.

See “The Exchange Offers—Consequences of Failure to Exchange Outstanding Notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”

Certain U.S. Federal Income Tax Considerations	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	The exchange agent for the exchange offers is The Bank of New York Mellon Trust Company, N.A. See “The Exchange Offers—The Exchange Agent” and the accompanying letter of transmittal.

The Exchange Notes

The terms of the exchange notes are substantially the same as the outstanding notes, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the sections “Description of 2018 Exchange Notes” and “Description of 2021 Exchange Notes” in this prospectus.

Issuer	Standard Pacific Corp.

Securities Offered	$275,000,000 aggregate principal amount of 2018 exchange notes, the issuance of which has been registered under the Securities Act.

$400,000,000 aggregate principal amount of 2021 exchange notes, the issuance of which has been registered under the Securities Act.

Maturity Date	The 2018 exchange notes will mature on May 15, 2018.

The 2021 exchange notes will mature on January 15, 2021.

Interest	The 2018 exchange notes will bear interest at the rate of 8 3/8% per year, payable on May 15 and November 15 of each year, commencing on May 15, 2011.

The 2021 exchange notes will bear interest at the rate of 8 3/8% per year, payable on January 15 and July 15 of each year, commencing on July 15, 2011.

Guarantees	The exchange notes will be guaranteed by the Company’s subsidiaries that have guaranteed the outstanding notes and the outstanding registered 2018 notes.

Ranking	The exchange notes will be senior unsecured obligations of the Company. The guarantees of the exchange notes will be senior unsecured obligations of the applicable subsidiary guarantor. Your right to payment under the exchange notes will be:

•

equal with the rights of creditors under the Company’s or the subsidiary guarantors’ other existing and future general obligations (except for current and future obligations that may be subordinated to the exchange notes);

•	effectively subordinated to any secured obligations of the Company or the subsidiary guarantors to the extent of the value of the collateral securing such obligations; and

•	structurally subordinated to obligations of subsidiaries of the Company that are not guarantors.

At December 31, 2010, we and the subsidiary guarantors had approximately $1,339.6 million in principal amount of debt outstanding (including the outstanding notes, but excluding indebtedness relating to our mortgage banking operations), $0.3 million of which would have been secured and thereby effectively senior to the notes, $614.8 million of which is unsecured and would rank equally with the notes and $49.6 million of which would have been subordinated to the notes, including our 6% senior subordinated convertible notes due 2012 (the “convertible notes”).

Our unconsolidated joint venture borrowings are subject to credit enhancements that we provide with respect to such borrowings and other obligations under the applicable joint venture agreements. At December 31, 2010, these joint ventures had outstanding borrowings recourse to us of approximately $3.9 million. During 2010, we sold our interest in our only joint venture with nonrecourse borrowings. The exchange notes will rank equally in right of payment with our obligations in respect of such credit enhancements.

The exchange notes will also be structurally subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors. At December 31, 2010, the liabilities of our subsidiaries that are not subsidiary guarantors were approximately $101.5 million (excluding indebtedness relating to our mortgage banking operations).

Redemption at our Option	We may redeem any or all of the exchange notes of either or both series at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the exchange notes being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the comparable treasury rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the exchange notes to the redemption date.

Change of Control Triggering Event	Upon a “change of control triggering event” with respect to the applicable series of exchange notes as described in the section “Description of 2018 Exchange Notes—Change of Control Triggering Event,” and “Description of 2021 Exchange Notes—Change of Control Triggering Event,” you will have the right to require us to repurchase some or all of your exchange notes of the applicable series at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. A change of control triggering event occurs when both a change of control and a ratings decrease event with respect to the applicable series of exchange notes occur. We cannot assure you that, upon a change of control triggering event, we will have sufficient funds to repurchase any or all of your notes.

Certain Indenture Provisions

The Indenture governing the exchange notes will contain covenants limiting our and some of our subsidiaries’ ability to incur secured indebtedness, enter into sale and leaseback transactions and invest in unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications. See “Description of 2018 Exchange Notes—Certain Covenants” and “Description of 2021 Exchange Notes—Certain Covenants.”

Original Issue Discount	The exchange notes will not be issued with original issue discount for U.S. federal income tax purposes. Consequently, U.S. holders will not be required to include such original issue discount in taxable income. See “Certain U.S. Federal Income Tax Considerations.”

Book-entry	Except as set forth in the indenture governing the exchange notes, the exchange notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the 2018 Exchange Notes—Book-Entry, Delivery and Form” and “Description of the 2021 Exchange Notes—Book-Entry, Delivery and Form.”

Absence of a Public Market	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any national securities exchange. We cannot assure you that any active or liquid market will develop for the exchange notes.

Risk Factors	You should carefully consider all of the information included and incorporated by reference in this prospectus, including the information under “Risk Factors”, before deciding to tender your outstanding notes in the applicable exchange offer.

Selected Consolidated Financial Information and Operating Data

The following selected consolidated financial information as of and for the five years in the period ended December 31, 2010 is derived from our audited consolidated financial statements. Our audited consolidated financial statements as of December 31, 2009 and 2010, and for the years ended December 31, 2008, 2009 and 2010 are included in our Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. See “Where You Can Find More Information.” The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2010.

	Year ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts)
Income Statement Data
Homebuilding:
Home sale revenues	$908,562	$1,060,502	$1,521,640	$2,607,824	$3,710,059
Land sale revenues	3,856	105,895	13,976	281,009	30,411

Total revenues	912,418	1,166,397	1,535,616	2,888,833	3,740,470

Cost of home sales	(707,006)	(907,058)	(2,107,758)	(2,520,264)	(2,950,922)
Cost of land sales	(3,568)	(117,517)	(124,786)	(568,539)	(76,179)

Total cost of sales	(710,574)	(1,024,575)	(2,232,544)	(3,088,803)	(3,027,101)

Gross margin	201,844	141,822	(696,928)	(199,970)	713,369

Gross margin percentage	22.1%	12.2%	(45.4% )	(6.9% )	19.1%

Selling, general and administrative expenses	(150,542)	(191,488)	(305,480)	(387,981)	(441,960)
Income (loss) from unconsolidated joint ventures	1,166	(4,717)	(151,729)	(190,025)	(3,870)
Interest expense	(40,174)	(47,458)	(10,380)	—	—
Gain (loss) on early extinguishment of debt	(30,028)	(6,931)	(15,695)	1,087	—
Other income (expense)	3,733	(2,296)	(57,628)	(69,697)	(46,727)

Homebuilding pretax income (loss)	(14,001)	(111,068)	(1,237,840)	(846,586)	220,812

Financial Services:
Revenues	12,456	13,145	13,587	16,677	24,866
Expenses	(10,878)	(11,817)	(13,659)	(16,045)	(19,438)
Income from unconsolidated joint ventures	—	119	854	1,050	1,911
Other income	142	139	234	611	872

Financial services pretax income	1,720	1,586	1,016	2,293	8,211

Income (loss) from continuing operations before income taxes	(12,281)	(109,482)	(1,236,824)	(844,293)	229,023
(Provision) benefit for income taxes	557	96,265	5,495	149,003	(82,930)

Net income (loss) from continuing operations	(11,724)	(13,217)	(1,231,329)	(695,290)	146,093
Loss from discontinued operations, net of income taxes		(569)	(2,286)	(52,540)	(22,400)
Loss from disposal of discontinued operations, net of income taxes	—	—	—	(19,550)	—

Net income (loss)	(11,724)	(13,786)	(1,233,615)	(767,380)	123,693
Less: Net (income) loss allocated to preferred shareholder	6,849	8,371	489,229	—	—
Participating securities share in earnings	—	—	—	—	(922)

Net income (loss) available to common stockholders	$(4,875)	$(5,415)	$(744,386)	$(767,380)	$122,771

	Year ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts)
Basic Income (Loss) Per Common Share:
Continuing operations	$(0.05)	$(0.06)	$(9.12)	$(9.63)	$2.00
Discontinued operations	—	—	(0.02)	(1.00)	(0.31)

Basic income (loss) per common share	$(0.05)	$(0.06)	$(9.14)	$(10.63)	1.69

Diluted Income (Loss) Per Common Share:
Continuing operations	$(0.05)	$(0.06)	$(9.12)	$(9.63)	$1.96
Discontinued operations	—	—	(0.02)	(1.00)	(0.31)

Diluted income (loss) per common share	$(0.05)	$(0.06)	$(9.14)	$(10.63)	1.65

Weighted Average Common Shares Outstanding:
Basic	105,202,857	95,623,851	81,439,248	72,157,394	72,644,368
Diluted	105,202,857	95,623,851	81,439,248	72,157,394	74,213,185
Weighted Average Additional Common Shares Outstanding if Preferred Shares Converted to Common Shares:(1)	147,812,786	147,812,786	53,523,829	—	—

Selected Operating Data (unaudited) New homes delivered:
California	1,102	1,344	1,668	2,189	2,703

Arizona(2)	196	303	540	1,029	1,400
Texas(2)	368	419	677	984	1,100
Colorado	115	147	229	388	466
Nevada	22	15	62	68	—

Total Southwest	701	884	1,508	2,469	2,966

Florida	446	797	883	1,314	2,710
Carolinas	397	440	548	946	1,008

Total Southeast	843	1,237	1,431	2,260	3,718

Consolidated total	2,646	3,465	4,607	6,918	9,387
Unconsolidated joint ventures(3)	54	112	270	499	252
Discontinued operations (including joint ventures)(3)	—	4	148	634	1,124

Total (including joint ventures)(3)	2,700	3,581	5,025	8,051	10,763

Average selling prices of homes delivered:
California	$495,000	$434,000	$475,000	$601,000	$714,000

Arizona(2)	202,000	211,000	228,000	304,000	299,000
Texas(2)	294,000	282,000	280,000	253,000	242,000
Colorado	295,000	305,000	348,000	355,000	312,000
Nevada	201,000	225,000	285,000	316,000	—

Total Southwest	266,000	260,000	272,000	292,000	280,000

Florida	193,000	190,000	209,000	267,000	279,000
Carolinas	230,000	218,000	246,000	232,000	193,000

Total Southeast	210,000	200,000	223,000	253,000	255,000

Consolidated total	343,000	306,000	330,000	377,000	395,000
Unconsolidated joint ventures(3)	465,000	517,000	525,000	565,000	689,000
Discontinued operations (including joint ventures)(3)	—	201,000	175,000	200,000	183,000

Total (including joint ventures)(3)	$346,000	$313,000	$336,000	$390,000	$403,000

	Year ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts)
Selected Operating Data (unaudited) —continued
Net new orders(4):
California	974	1,358	1,495	2,112	1,690

Arizona(2)	185	274	422	593	720
Texas(2)	358	398	506	844	1,038
Colorado	91	123	184	363	404
Nevada	30	11	37	86	11

Total Southwest	664	806	1,149	1,886	2,173

Florida	435	728	810	837	1,131
Carolinas	388	451	492	862	994

Total Southeast	823	1,179	1,302	1,699	2,125

Consolidated total	2,461	3,343	3,946	5,697	5,988
Unconsolidated joint ventures(3)	50	174	197	518	269
Discontinued operations	—	3	105	522	860

Total (including joint ventures)(3)	2,511	3,520	4,248	6,737	7,117

Average number of selling communities(5):
California	46	50	63	64	54

Arizona(2)	9	8	15	18	22
Texas(2)	17	19	29	25	21
Colorado	5	6	8	11	14
Nevada	1	2	3	4	1

Total Southwest	32	35	55	58	58

Florida	26	31	45	47	48
Carolinas	26	24	29	27	20

Total Southeast	52	55	74	74	68

Consolidated total	130	140	192	196	180
Unconsolidated joint ventures(3)	3	7	12	23	9
Discontinued operations	—	—	2	25	23

Total (including joint ventures)(3)	133	147	206	244	212

	At December 31,
	2010		2009		2008		2007		2006
	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value
Backlog ($ in thousands)(6):
California	119	$60,440	247	$117,536	154	$69,522	303	$163,813	323	$246,454

Arizona(2)	36	7,988	47	9,686	76	17,083	194	50,091	630	215,653
Texas(2)	99	30,456	109	33,708	130	38,782	301	92,030	441	111,425
Colorado	30	9,313	54	15,587	78	24,017	123	44,311	148	57,867
Nevada	8	1,628	—	—	4	893	29	8,160	11	4,086

Total Southwest	173	49,385	210	58,981	288	80,775	647	194,592	1,230	389,031

Florida	67	14,225	78	15,033	147	30,408	220	52,787	697	206,313
Carolinas	55	13,373	64	16,337	53	12,735	109	31,476	193	43,042

Total Southeast	122	27,598	142	31,370	200	43,143	329	84,263	890	249,355

Consolidated total	414	137,423	599	207,887	642	193,440	1,279	442,668	2,443	884,840
Unconsolidated joint ventures(3)	5	2,109	9	4,601	26	11,929	123	82,006	189	105,720
Discontinued operations	—	—	—	—	1	208	44	8,099	201	40,095

Total (including joint ventures)(3)	419	$139,532	608	$212,488	669	$205,577	1,446	$532,773	2,833	$1,030,655

	Year ended December 31,
	2010	2009	2008	2007	2006
	($ in thousands)
Other Data
Net cash provided by (used in) operating activities	$(80,958)	$419,830	$263,151	$655,558	$(290,580)
Net cash provided by (used in) investing activities	$(33,455)	$(27,301)	$(11,579)	$(197,815)	$(133,528)
Net cash provided by (used in) financing activities	$250,225	$(422,815)	$142,712	$(258,285)	$427,588
Adjusted Homebuilding EBITDA(7)	$131,576	$116,252	$43,885	$297,369	$706,274
Homebuilding interest incurred(8)	$110,358	$107,976	$135,693	$138,553	$148,335

	At December 31,
	2010	2009	2008	2007	2006
		($ in thousands, except per share amounts)
Selected Balance Sheet Data and Other Financial Data:
Homebuilding cash (including restricted cash)	$748,754	$602,222	$626,379	$219,141	$17,356
Total assets	$2,133,123	$1,861,011	$2,252,488	$3,401,904	$4,502,941
Homebuilding debt(9)	$1,320,254	$1,158,626	$1,486,437	$1,747,730	$1,953,880
Financial services debt	$30,344	$40,995	$63,655	$164,172	$250,907
Stockholders’ equity	$621,862	$435,798	$407,941	$1,034,279	$1,764,370
Stockholders’ equity per common share(10)	$3.23	$4.30	$4.40	$15.95	—
Pro forma stockholders’ equity per common share(11)	$1.83	$1.75	$1.70	$15.95	—
Cash dividends declared per common share	$—	$—	$—	$0.12	$0.16

	Year ended December 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges
Ratio of earnings to fixed charges(12)(13)	0.8x	0.3x	—	—	2.6x

(1)	In 2008, we issued 147.8 million equivalent shares of common stock (in the form of preferred stock) pursuant to the Investment Agreement, between the Company and MP CA Homes, LLC, our significant stockholder, and an affiliate of MatlinPatterson Global Advisers LLC (“MatlinPatterson”), dated May 26, 2008. If the preferred stock was converted to common stock, the total weighted average common shares outstanding as of December 31, 2010, 2009 and 2008 would have been 253.0 million, 243.4 million and 135.0 million, respectively.

(2)	Arizona and Texas exclude our Tucson and San Antonio divisions, which are classified as discontinued operations.

(3)	Numbers presented regarding unconsolidated joint ventures reflect total deliveries of such joint ventures. Our ownership interests in these joint ventures vary but are generally less than or equal to 50%.

(4)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes.

(5)	Refers to the average number of our community developments from which homes were sold during the periods presented.

(6)	Backlog represents orders for the purchase of homes which have not been delivered to the homebuyer as of the period end date.

(7)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) impairment charges and deposit write-offs, (e) gain (loss) on early extinguishment of debt, (f) homebuilding depreciation and amortization, (g) amortization of stock-based compensation, (h) income (loss) from unconsolidated joint ventures and (i) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to management and investors as one measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure. Due to the significance of the Generally Accepted Accounting Principals (“GAAP”) components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to cash flows from operations or any other liquidity performance measure prescribed by GAAP.

(footnote (7) continued on following page)

(7) continued

The table set forth below reconciles net cash provided by (used in) operating activities, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA.

	Year ended December 31,
	2010	2009	2008	2007	2006
		(Dollars in thousands)
Net cash provided by (used in) operating activities	$(80,958)	$419,830	$263,151	$655,558	$(290,580)
Add:
Provision for (benefit from) income taxes	(557)	(96,563)	(6,795)	(188,954)	70,040
Homebuilding interest amortized to cost of sales and interest expense	100,739	134,293	94,452	131,289	88,933
Excess tax benefits from share-based payment arrangements	27	297	—	1,498	2,697
Less:
Income (loss) from financial services subsidiary	1,578	1,328	(72)	632	5,428
Depreciation and amortization from financial services subsidiary	934	678	783	703	582
(Gain) loss on disposal of property and equipment	(37)	2,611	2,792	1,439	—
Net changes in operating assets and liabilities:
Trade and other receivables	(6,541)	(8,440)	(6,408)	(45,083)	2,739
Mortgage loans held for sale	(12,165)	(24,718)	(91,380)	(99,618)	125,123
Inventories-owned	148,706	(326,062)	(34,567)	(399,432)	610,944
Inventories-not owned	27,861	2,805	(1,049)	(10,449)	(89,929)
Deferred income taxes, net of valuation allowance	—	96,562	(129,873)	(44,739)	126,587
Other assets	(111,496)	(118,265)	(142,834)	245,723	(189)
Accounts payable	6,592	18,554	57,949	13,105	5,638
Accrued liabilities	61,843	22,576	44,742	41,245	60,281

Adjusted Homebuilding EBITDA	$131,576	$116,252	$43,885	$297,369	$706,274

(8)	Homebuilding interest incurred represents interest expensed, interest capitalized to real estate inventories, and interest capitalized to investments in unconsolidated joint ventures for the applicable periods but excludes interest attributable to financial services.

(9)	Homebuilding debt includes the indebtedness related to liabilities from inventories not owned of $0, $1.9 million, $0, $11.4 million, and $13.4 million as of December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

(10)	Common shares outstanding exclude 3.9 million shares as of December 31, 2010 and December 31, 2009 and 7.8 million shares as of December 31, 2008 and December 31, 2007, issued under a share lending facility related to our 6% convertible senior subordinated notes issued September 28, 2007 (our “convertible notes”) and 147.8 million common equivalent shares issued during the year ended December 31, 2008 in the form of preferred stock to MatlinPatterson.

(11)	At December 31, 2010, 2009 and 2008, pro forma common shares outstanding include 147.8 million common equivalent shares issuable upon conversion of our preferred shares outstanding on an if-converted basis. In addition, pro forma common shares outstanding exclude shares issued and outstanding under a share lending facility related to our convertible notes.

(12)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest, (c) expensing of previously capitalized interest included in costs of sales, (d) interest portion of rent expense, and (e) income (loss) from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $1.3 million, $2.1 million, $3.1 million, $6.1 million and $6.4 million for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

(13)	For the years ended December 31, 2010, 2009, 2008 and 2007, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such periods were $23.1 million, $75.2 million, $1,127.8 million and $656.6 million, respectively.

RISK FACTORS

The exchange notes involve substantial risks similar to those associated with the outstanding notes. These risks and uncertainties, as well as other risks which we cannot foresee at this time, have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner. To understand these risks you should carefully consider the risk factors set forth below, as well as the other information included in this prospectus and the information incorporated herein by reference.

Risks Related to the Exchange Offer

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the applicable exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the applicable notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offers or that are tendered in the exchange offers but are not accepted for exchange.

If a substantial amount of the outstanding notes of a series is exchanged for a like amount of such series of exchange notes in the applicable exchange offer, the liquidity of the outstanding notes that remain outstanding could be adversely affected. In addition, once the exchange offers are completed, holders of outstanding notes will no longer be entitled to exchange outstanding notes for notes that are registered or, except in certain limited situations pursuant to the applicable registration rights agreement, to have those outstanding notes registered under the Securities Act. See “The Exchange Offers—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes in the applicable exchange offer.

Upon consummation of the exchange offer, we do not expect that you will be entitled to additional interest on the outstanding notes.

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the applicable exchange offer, we will have fulfilled a covenant under the registration rights agreement applicable to such outstanding notes. Accordingly, there will be no increase in the interest rate on such outstanding notes, except in the limited circumstances described in the applicable registration rights agreement.

Risks Related to Us and Our Business

Market and economic risks

Adverse changes in general and local economic conditions have affected and may continue to affect the demand for homes and reduce our earnings.

The residential homebuilding industry is sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, availability of financing and interest rate levels. The national recession, credit market disruption, high unemployment levels, declining home values, the absence of home price stability, and the decreased availability of mortgage financing have, among other factors, resulted in falling consumer confidence, and adversely impacted the homebuilding industry and our operations and financial condition. These conditions may continue or worsen. We can provide no assurance that our strategies to address these challenges will be successful.

We are experiencing a significant and substantial downturn in homebuyer demand. Continuation of this downturn may result in a continuing reduction in our revenues, deterioration of our margins and additional impairments.

We are experiencing a significant and substantial downturn in homebuyer demand. Many of our competitors are selling homes at significantly reduced prices. At the same time we are also competing with the resale of existing homes, rental homes, the “short-sale” of almost new homes and foreclosures. All of these factors have resulted in a substantial increase in the supply of homes available for sale at reduced prices, which may continue or increase, making it more difficult for us to sell our homes and to maintain our profit margins.

The market value and availability of land may fluctuate significantly, which could decrease the value of our developed and undeveloped land holdings and limit our ability to develop new communities.

The risk of owning developed and undeveloped land can be substantial for us. Our current strategy includes a plan to invest substantially all of our cash in land over the next several years. The successful execution of this strategy will significantly increase the amount of land we hold. The market value of the undeveloped land, buildable lots and housing inventories we hold can fluctuate significantly as a result of changing economic and market conditions. Over the last several years, we have experienced negative economic and market conditions and this has resulted in the impairment of a number of our land positions and write-offs of some of our land option deposits. If economic or market conditions continue to deteriorate, we may have to impair additional land holdings and projects, write down our investments in unconsolidated joint ventures, write off option deposits, sell homes or land at a loss, and/or hold land or homes in inventory longer than planned. In addition, inventory carrying costs can be significant, particularly if inventory must be held for longer than planned, which can trigger asset impairments in a poorly performing project or market. If, as planned, we significantly increase the amount of land we hold over the next several years, we will also materially increase our exposure to the risks associated with owning land, which means that if economic and market conditions continue to deteriorate, this deterioration would have a significantly greater adverse impact on our financial condition.

Our long-term success also depends in part upon the continued availability of suitable land at acceptable prices. The availability of land for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation. If a sufficient amount of suitable land opportunities do not become available, it could limit our ability to develop new communities, increase land costs and negatively impact our sales and earnings.

We depend on the California market. If conditions in California continue or worsen, our sales and earnings may be negatively impacted.

We generate over 50% of our revenue and a significant amount of our profits from, and hold approximately two-thirds of the dollar value of our real estate inventory in, California. Over the last several years, land values, the demand for new homes and home prices have declined substantially in the state, negatively impacting our profitability and financial position. In addition, the state of California is experiencing severe budget shortfalls and is considering raising taxes and increasing fees to offset the deficit. There can be no assurance that our profitability and financial position will not be further impacted if the challenging conditions in California continue or worsen. If the current weak buyer demand for new homes in California continues or worsens, prices will likely continue to decline, which will continue to harm our profitability.

Customers may be unwilling or unable to purchase our homes at times when mortgage-financing costs are high or when credit is difficult to obtain.

The majority of our homebuyers finance their purchases through Standard Pacific Mortgage or third-party lenders. In general, housing demand is adversely affected by increases in interest rates and by decreases in the availability of mortgage financing. Many lenders have significantly tightened their underwriting standards, are requiring higher credit scores, substantial down payments, increased cash reserves, and have eliminated or significantly limited many subprime and other alternative mortgage products, including “jumbo” loan products, which are important to sales in many of our California markets. The availability of mortgage financing is also affected by changes in liquidity in the secondary mortgage market and the market for mortgage-backed securities, which are directly impacted by the federal government’s decisions regarding its financial support of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, the entities that provide liquidity to the secondary market. In addition, the use of seller funded down payment assistance programs was prohibited in late 2008. As a result of these trends, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes has been adversely affected, which has adversely affected our operating results and profitability. These conditions may continue or worsen.

The homebuilding industry is highly competitive and, with more limited resources than some of our competitors, we may not be able to compete effectively.

The homebuilding industry is fragmented and highly competitive. We compete with numerous other residential construction companies, including large national and regional firms, for customers, land, financing, raw materials, skilled labor and employees. We compete for customers primarily on the basis of customer satisfaction, construction quality, home design and location, reputation, price and the availability of mortgage financing. While we compete with other residential construction companies for customers, we also compete with the resale of existing homes, rental homes, the “short-sale” of almost new homes and foreclosures. The substantial supply of homes available for sale at reduced prices, which may continue or increase, has caused intense price competition, making it more difficult for us to sell our homes and to maintain our profit margins. In addition, because some of our competitors have substantially larger operations and greater financial resources than we do, and as a result may have lower costs of capital, labor, materials and overhead, they may be better positioned to compete more effectively for land and sales.

Operational risks

Our longer-term land acquisition strategy poses significant risks.

From time-to-time, we purchase land parcels with longer-term time horizons when we believe market conditions provide an opportunity to purchase this land at favorable prices. Our current strategy includes a plan to invest substantially all of our cash in land during the next several years, including in larger land parcels with longer holding periods that will require significant development operations. This strategy is subject to a number of risks. It is difficult to accurately forecast development costs and sales prices the longer the time horizon for a project and, with a longer time horizon, there is a greater chance that unanticipated development cost increases, changes in general market conditions and other adverse unanticipated changes could negatively impact the profitability of a project. In addition, larger land parcels are generally undeveloped and typically do not have all (or sometimes any) of the governmental approvals necessary to develop and construct homes. If we are unable to obtain these approvals or obtain approvals that restrict our ability to use the land in ways we do not anticipate, the value of the parcel will be negatively impacted. In addition,, the acquisition of land with a longer term development horizon historically has not been a significant focus of our business in many of our markets (other than through our unconsolidated joint ventures) and may therefore be subject to greater execution risk.

We may be unable to obtain suitable bonding for the development of our communities.

We provide bonds to governmental authorities and others to ensure the completion of our projects. If we are unable to provide required surety bonds for our projects, our business operations and revenues could be adversely affected. As a result of market conditions, surety providers have become increasingly reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. If we are unable to obtain required bonds in the future, or are required to provide credit enhancements with respect to our current or future bonds, our liquidity could be negatively impacted.

Labor and material shortages price fluctuations could delay or increase the cost of home construction and reduce our sales and earnings.

The residential construction industry experiences serious labor and material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. Pricing of labor and material may also be adversely affected during periods of shortage or high inflation. From time to time, we have experienced volatile price swings in the cost of labor and materials, including in particular the cost of lumber, cement, steel and drywall. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could harm our operating results and profitability.

Severe weather and other natural conditions or disasters may disrupt or delay construction.

Severe weather and other natural conditions or disasters, such as earthquakes, landslides, hurricanes, tornadoes, droughts, floods, heavy or prolonged rain or snow, and wildfires can negatively affect our operations by requiring us to delay or halt construction or to perform potentially costly repairs to our projects under construction and to unsold homes. Some scientists believe that the rising level of carbon dioxide in the atmosphere is leading to climate change and that climate change is increasing the frequency and severity of weather related disasters. If true, we may experience increasing negative weather related impacts to our operations in the future.

We are subject to product liability and warranty claims arising in the ordinary course of business, which can be costly.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the homebuilding industry and can be costly. While we maintain product liability insurance and generally seek to require our subcontractors and design professionals to indemnify us for liabilities arising from their work, there can be no assurance that these insurance rights and indemnities will be collectable or adequate to cover any or all construction defect and warranty claims for which we may be liable. For example, contractual indemnities can be difficult to enforce, we are often responsible for applicable self-insured retentions (particularly in markets where we include our subcontractors on our general liability insurance and are prohibited from seeking indemnity for insured claims), certain claims may not be covered by insurance or may exceed applicable coverage limits, and one or more of our insurance carriers could become insolvent. Additionally, the coverage offered by and availability of product liability insurance for construction defects is limited and costly. There can be no assurance that coverage will not be further restricted, become more costly or even unavailable.

In addition, we conduct a material portion of our business in California, one of the most highly regulated and litigious jurisdictions in the United States, which imposes a ten year, strict liability tail on most construction liability claims. As a result, our potential losses and expenses due to litigation, new laws and regulations may be greater than our competitors who have smaller California operations.

We rely on subcontractors to construct our homes and, in many cases, to obtain, building materials. The failure of our subcontractors to properly construct our homes, or to obtain suitable building materials, may be costly.

We engage subcontractors to perform the actual construction of our homes, and in many cases, to obtain the necessary building materials. Despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials, like Chinese drywall, in our homes. When we discover these issues we repair the homes in accordance with our new home warranty. The cost of satisfying our warranty obligations in these instances may be significant and we may be unable to recover the cost of repair from subcontractors, suppliers and insurers.

We are in the process of repairing homes that we have confirmed contain Chinese drywall. While we believe we have likely identified nearly all of the homes we delivered that contain Chinese drywall, we delivered thousands of homes during the timeframe that defective Chinese drywall is thought to have been delivered to U.S. ports. We have inspected only a fraction of these homes and therefore cannot definitively conclude that additional homes containing Chinese drywall will not be identified. If additional homes containing Chinese drywall are discovered, we may be required to spend amounts in excess of our current reserves on repairs and our financial condition may be negatively impacted. In addition, we have been named as a defendant in multiple lawsuits related to Chinese drywall. These and any additional future claims could also cause us to incur additional significant costs.

Our mortgage subsidiary may become obligated to repurchase loans it has sold in the secondary mortgage market or may become subject to borrower lawsuits.

While our mortgage subsidiary generally sells the loans it originates within a short period of time in the secondary mortgage market on a non-recourse basis, this sale is subject to an obligation to repurchase the loan if, among other things, the purchaser’s underwriting guidelines are not met or there is fraud in connection with the loan. As of December 31, 2010, our mortgage subsidiary had been required to repurchase or pay make-whole premiums on 0.29% of the $6.2 billion total dollar value of the loans it originated in the 2004 through 2010 period. If loan defaults in general increase, it is possible that our mortgage subsidiary will be required to make a materially higher number of make-whole payments and/or of repurchases in the future as the holders of defaulted loans scrutinize loan files to seek reasons to require us to make make-whole payments or repurchases. Further, such make-whole payments could have a higher severity than previously experienced. In such cases our current reserves might prove to be inadequate and we would be required to use additional cash and take additional charges to reflect the higher level of repurchase and make-whole activity, which could harm our financial condition and results of operations.

In addition, a number of homebuyers have initiated lawsuits against builders and lenders claiming, among other things, that builders pressured the homebuyers to make inaccurate statements on loan applications, that the lenders failed to correctly explain the terms of adjustable rate and interest-only loans, and/or that the lender financed home purchases for unsuitable buyers resulting indirectly in a diminution in value of homes purchased by more appropriately qualified buyers. While we have experienced only a small number of such lawsuits to date and are currently unaware of any regulatory investigation into our mortgage operations, if loan defaults increase, the possibility of becoming subject to additional lawsuits and/or regulatory investigations becomes more likely. If our mortgage subsidiary becomes the subject of significant borrower lawsuits or regulatory authority action our financial results may be negatively impacted.

We are dependent on the services of key employees and the loss of any substantial number of these individuals or an inability to hire additional personnel could adversely affect us.

Our success is dependent upon our ability to attract and retain skilled employees, including personnel with significant management and leadership skills. Competition for the services of these individuals in many of our operating markets can be intense and will likely increase substantially if and when market conditions improve. If we are unable to attract and retain skilled employees, we may be unable to accomplish the objectives set forth in our business plan.

We may not be able to successfully identify, complete and integrate acquisitions, which could harm our profitability and divert management resources.

We may from time to time acquire other homebuilders or related businesses. Successful acquisitions require us to correctly identify appropriate acquisition candidates and to integrate acquired operations and management with our own. Should we make an error in judgment when identifying an acquisition candidate, should the acquired operations not perform as anticipated, or should we fail to successfully integrate acquired operations and management, we will likely fail to realize the benefits we intended to derive from the acquisition and may suffer other adverse consequences. Acquisitions involve a number of other risks, including the diversion of the attention of our management and corporate staff from operating our existing business, potential charges to earnings in the event of any write-down or write-off of goodwill and other assets recorded in connection with acquisitions and exposure to the acquired company’s pre-existing liabilities. We can give no assurance that we will be able to successfully identify, complete and integrate acquisitions.

Regulatory risks

We are subject to extensive government regulation, which can increase costs and reduce profitability.

Our homebuilding operations, including land development activities, are subject to extensive federal, state and local regulation, including environmental, building, employment and worker health and safety, zoning and land use regulation. This regulation affects all aspects of the homebuilding process and can substantially delay or increase the costs of homebuilding activities, even on land for which we already have approvals. During the development process, we must obtain the approval of numerous governmental authorities that regulate matters such as:

•	permitted land uses, levels of density and architectural designs;

•	the level of energy efficiency our homes are required to achieve;

•	the installation of utility services, such as water and waste disposal;

•	the dedication of acreage for open space, parks, schools and other community services; and

•	the preservation of habitat for endangered species and wetlands, storm water control and other environmental matters.

The approval process can be lengthy, can be opposed by consumer or environmental groups, and can cause significant delays or permanently halt the development process. Delays or a permanent halt in the development process can cause substantial increases to development costs or cause us to abandon the project and to sell the affected land at a potential loss, which in turn could harm our operating results.

In addition, new housing developments are often subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of our homes, which in turn could reduce our sales and/or profitability.

Currently, there is a variety of energy related legislation being considered for enactment around the world. For instance, the federal congress is considering an array of energy related initiatives, from carbon “cap and trade” to a federal energy efficiency building code that would increase energy efficiency requirements for new homes between 30 and 50 percent. If all or part of this proposed legislation, or similar legislation, were to be enacted, the cost of home construction could increase significantly, which in turn could reduce our sales and/or profitability.

Much of this proposed legislation is in response to concerns about climate change. As climate change concerns grow, legislation and regulatory activity of this nature is expected to continue and become more onerous. Similarly, energy related initiatives will impact a wide variety of companies throughout the world and because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel, and concrete, these initiatives could have an indirect adverse effect on our operations and profitability to the extent the suppliers of our materials are burdened with expensive cap and trade and similar energy related regulations.

Our mortgage operations are also subject to federal, state, and local regulation, including eligibility requirements for participation in federal loan programs and various consumer protection laws. Our title insurance agency operations are subject to applicable insurance and other laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and other required approvals, claims for monetary damages or demands for loan repurchase from investors, and rescission or voiding of the loan by the consumer.

States, cities and counties in which we operate may adopt slow growth initiatives reducing our ability or increasing our costs to build in these areas, which could harm our future sales and earnings.

Several states, cities and counties in which we operate have in the past approved, or approved for inclusion on their ballot, various “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the land we own, as well as, the availability of additional land and building opportunities within those localities. Approval of slow or no growth measures would increase the cost of land and reduce our ability to open new home communities and to build and sell homes in the affected markets and would create additional costs and administration requirements, which in turn could harm our future sales and earnings.

Increased regulation of the mortgage industry could harm our future sales and earnings.

The mortgage industry is under intense scrutiny and is facing increasing regulation at the federal, state and local level. Changes in regulation have the potential to negatively impact the full spectrum of mortgage related activity. Potential changes to federal laws and regulations could have the effect of limiting the activities of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, the entities that provide liquidity to the secondary mortgage market, which could lead to increases in mortgage interest rates. At the same time, changes to the Federal Housing Administration’s rules to require increased borrower FICO scores, increased down payment amounts, and potentially limiting the amount of permitted seller concessions, lessen the number of buyers able to finance a new home. All of these regulatory activities reduce the number of potential buyers who qualify for the financing necessary to purchase our homes, which could harm our future sales and earnings.

Changes to tax laws could make homeownership more expensive.

Current tax laws generally permit significant expenses associated with owning a home, primarily mortgage interest expense and real estate taxes, to be deducted for the purpose of calculating an individual’s federal, and in many cases, state, taxable income. If the federal or state governments were to change applicable tax law to eliminate or reduce these benefits, the after-tax cost of owning a home could increase significantly. This would harm our future sales and earnings.

Also, while difficult to quantify, our 2009 and 2010 home sales were likely positively impacted by federal and state tax credits made available to first-time and other qualifying homebuyers. These tax credits have expired, which could negatively impact home sales and our results of operations.

Financing risks

We may be unable to repay, renew or extend our outstanding debt instruments when they are due.

As of December 31, 2010, the principal amount of our total debt outstanding was approximately $1,344 million, $89 million of which matures prior to 2016 and $1,255 million of which matures between 2016 and

2021. In addition, the instruments governing this debt permit us to incur significant additional debt. There can be no assurance that we will be able to repay these debt arrangements or extend or renew them on terms acceptable to us, or at all. If we are unable to repay, renew or extend these debt arrangements, it could adversely affect our liquidity and capital resources and financial condition.

We may be unable to meet the conditions contained in certain of our debt instruments that must be satisfied to incur most additional indebtedness and make restricted payments.

Our debt instruments impose restrictions on our operations, financing, investments and other activities. Except for limited categories of indebtedness specified in the indenture for our 10 3/4% senior notes due 2016 (the “2016 notes”), such as bank credit facility debt and indebtedness incurred to refinance our existing indebtedness, the indenture for such notes provides that the Company must either be below a maximum leverage ratio or achieve a minimum interest coverage ratio in order to be permitted to incur additional indebtedness. This indenture also provides that, in order to make restricted payments (including dividends and distributions on stock or investments beyond limited categories of investments specified in the indentures), the Company must satisfy the ratio requirements for incurrence of additional debt and generate (by a formula based on 50% of consolidated net income) a basket for such additional restricted payments. From September 30, 2009 until MatlinPatterson exercised in full its outstanding warrant to purchase 89,400,000 shares of the Company’s common stock for a payment in cash of $187.5 million on December 22, 2010 (the “Warrant Exercise”), we did not satisfy the leverage condition or the interest coverage condition. We are currently able to incur new debt satisfying the ratio conditions under the debt covenants in the indenture governing the 2016 notes, however there can be no assurance that we will be able to satisfy these conditions in the future. If we are unable to comply with these conditions, we will be precluded from incurring additional borrowings, except for the limited categories of indebtedness specified in the indenture governing the 2016 notes, and will be precluded from making restricted payments, other than through funds available from our unrestricted subsidiaries.

We may need additional funds, and if we are unable to obtain these funds, we may not be able to operate our business as planned.

Our operations require significant amounts of cash. Our requirements for additional capital, whether to finance operations or to service or refinance our existing indebtedness, fluctuate as market conditions and our financial performance and operations change. We cannot assure you that we will maintain cash reserves and generate sufficient cash flow from operations in an amount to enable us to service our debt or to fund other liquidity needs. Additionally, while we recently entered into a new $210 million unsecured revolving credit facility designed to provide us with an additional source of liquidity to meet short-term cash needs, there can be no assurance that we will be able to continue to meet the covenants required to allow us to borrow under the facility.

The availability of additional capital, whether from private capital sources (including banks) or the public capital markets, fluctuates as our financial condition and market conditions in general change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources. In addition, a weakening of our financial condition or deterioration in our credit ratings could adversely affect our ability to obtain necessary funds. As of December 31, 2010, we had approximately $762.5 million of available cash and cash equivalents (including $31.1 million of restricted cash).

Even if available, additional financing could be costly or have adverse consequences. If additional funds are raised through the incurrence of debt, we will incur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. If we are not successful in obtaining or refinancing capital when needed, it could adversely impact our ability to operate our business effectively, which could reduce our sales and earnings, and adversely impact our financial position.

We may be unable to meet the conditions contained in our debt instruments that must be satisfied to incur additional indebtedness and make restricted payments.

Our debt instruments impose restrictions on our operations, financing, investments and other activities. For example, the indenture governing the 2016 notes prohibits us from incurring additional debt, except for limited categories of indebtedness (including up to $1.1 billion in bank credit facility debt), if we do not satisfy either a maximum leverage ratio or a minimum interest coverage ratio. The indenture governing the 2016 notes also limits our ability to make restricted payments (including dividends, distributions on stock and contributions to joint ventures), prohibiting such payments unless we satisfy one of the ratio requirements for the incurrence of additional debt and comply with a basket limitation. As of December 31, 2010, we were able to satisfy the conditions necessary to incur additional debt and to make restricted payments. However, there can be no assurance that we will be able to satisfy these conditions in the future. If we are unable to satisfy these conditions in the future, we will be precluded from incurring additional borrowings, subject to certain exceptions, and will be precluded from making restricted payments, other than through funds available from our unrestricted subsidiaries.

We currently have significant amounts invested in unconsolidated joint ventures with independent third parties in which we have less than a controlling interest. These investments are highly illiquid and have significant risks.

We participate in unconsolidated homebuilding and land development joint ventures with independent third parties in which we have less than a controlling interest. At December 31, 2010, we had an aggregate of $73.9 million invested in these joint ventures, which had outstanding borrowings recourse to us of approximately $3.9 million. During 2010, we sold our interest in our only joint venture with nonrecourse borrowings.

While these joint ventures provide us with a means of accessing larger land parcels and lot positions, they are subject to a number of risks, including the following:

•

Restricted Payment Risk.    Our 2016 note indenture prohibits us from making restricted payments, including investments in joint ventures, when we are unable to meet either a leverage condition or an interest coverage condition and when making such a payment will cause us to exceed a basket limitation. From September 30, 2009 until we consummated the Warrant Exercise, we did not satisfy the leverage condition or the interest coverage condition. We are currently able to incur new debt under these conditions in the debt covenant in our 2016 note indenture, however there can be no assurance that we will be able to satisfy these conditions in the future and we remain subject to the covenant’s basket limitation. When we are unable to meet at least one of these conditions, payments to satisfy our joint venture obligations must be made through funds available from our unrestricted subsidiaries. If we become unable to fund our joint venture obligations this could result in, among other things, defaults under our joint venture operating agreements, loan agreements, and credit enhancements.

•

Entitlement Risk.    Certain of our joint ventures acquire parcels of unentitled raw land. If the joint venture is unable to timely obtain entitlements at a reasonable cost, project delay or even project termination may occur resulting in an impairment of the value of our investment.

•

Development Risk.    The projects we build through joint ventures are often larger and have a longer time horizon than the typical project developed by our wholly-owned homebuilding operations. Time delays associated with obtaining entitlements, unforeseen development issues, unanticipated labor and material cost increases, higher carrying costs, and general market deterioration and other changes are more likely to impact larger, long-term projects, all of which may negatively impact the profitability of these ventures and our proportionate share of income.

•

Financing Risk.    There are a limited number of sources willing to provide acquisition, development and construction financing to land development and homebuilding joint ventures. Due to current market conditions, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms, or to refinance existing borrowings as such borrowings mature. As a result, we may be required to expend corporate funds to finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender. In addition, our ability to expend such funds to or for the joint venture may be limited if we do not meet the restricted payment condition discussed above.

•

Contribution Risk.    Under credit enhancements that we typically provide with respect to joint venture borrowings, we and our partners could be required to make additional unanticipated investments in these joint ventures, either in the form of capital contributions or loan repayments, to reduce such outstanding borrowings. We may have to make additional contributions that exceed our proportional share of capital if our partners fail to contribute any or all of their share. While in most instances we would be able to exercise remedies available under the applicable joint venture documentation if a partner fails to contribute its proportional share of capital, our partner’s financial condition may preclude any meaningful cash recovery on the obligation.

•

Completion Risk.    We often sign a completion agreement in connection with obtaining financing for our joint ventures. Under such agreements, we may be compelled to complete a project even if we no longer have an economic interest in the property.

•

Illiquid Investment Risk.    We lack a controlling interest in our joint ventures and therefore are generally unable to compel our joint ventures to sell assets, return invested capital, require additional capital contributions or take any other action without the vote of at least one or more of our venture partners. This means that, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

•

Partner Dispute.    If we have a dispute with one of our joint venture partners and are unable to resolve it, a buy-sell provision in the applicable joint venture agreement could be triggered or we may otherwise pursue a negotiated settlement involving the unwinding of the venture. In either case, we may sell our interest to our partner or purchase our partner’s interest. If we sell our interest, we will forgo the profit we would have otherwise earned with respect to the joint venture project and may be required to forfeit our invested capital and/or pay our partner to release us from our joint venture obligations. If we are required to purchase our partner’s interest, we will be required to fund this purchase, as well as the completion of the project, with corporate level capital and to consolidate the joint venture project onto our balance sheet, which could, among other things, adversely impact our liquidity, our leverage and other financial conditions or covenants.

•

Consolidation Risk.    The accounting rules for joint ventures are complex and the decision as to whether it is proper to consolidate a joint venture onto our balance sheet is fact intensive. If the facts concerning an unconsolidated joint venture were to change and a triggering event under applicable accounting rules were to occur, we might be required to consolidate previously unconsolidated joint ventures onto our balance sheet which could adversely impact our leverage and other financial conditions or covenants.

At times, such as now, when we are pursuing a longer-term land acquisition strategy we become directly subject to some of these risks, including those discussed above related to entitlement, development, financing, completion and illiquid investment. Increasing our direct exposure to these types of risks could have a material adverse effect on our financial position or results of operations.

Other risks

Our principal stockholder has the ability to exercise significant influence over the composition of our Board of Directors and matters requiring stockholder approval.

As of March 4, 2011, MatlinPatterson held 49% of the voting power of our voting stock (which percentage voting power did not increase as a result of the Warrant Exercise). Pursuant to the stockholders’ agreement that we entered into with MatlinPatterson on June 27, 2008, MatlinPatterson is entitled to designate a number of directors to serve on our Board of Directors as is proportionate to the total voting power of its voting stock (up to one less than a majority), and is entitled to designate at least one MatlinPatterson designated director to each committee of the board (subject to limited exceptions), giving MatlinPatterson the ability to exercise significant influence on the composition and actions of our Board of Directors and its committees. In addition, this large voting block may have a significant or decisive effect on the approval or disapproval of matters requiring approval of our stockholders, including any amendment to our certificate of incorporation, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. The interests of MatlinPatterson in these other matters may not always coincide with the interests of our other stockholders. In addition, the ownership of such a large block of our voting power and the right to designate directors by MatlinPatterson may discourage someone from making a significant equity investment in us, even if we needed the investment to operate our business, or could be a significant factor in delaying or preventing a change of control transaction that other stockholders or noteholders may deem to be in their best interests.

We may not be able to realize the benefit of our net deferred tax asset.

As of December 31, 2010, we had a net deferred tax asset of approximately $516 million (excluding a $9 million deferred tax asset related to an interest rate swap that was terminated during the 2010 fourth quarter) that is potentially available to offset taxable income in future periods. The $516 million net deferred tax asset has been fully reserved against by a corresponding deferred tax asset valuation allowance of the same amount. Our ability to realize the benefit, if any, of our deferred tax asset is dependent, among other things, upon the interplay between applicable tax laws (including Internal Revenue Code Section 382 (“Section 382”) discussed below), our ability to generate taxable income in the future, and the timing of our disposition of assets that contain unrealized built-in losses.

Section 382 contains rules that limit the ability of a company that undergoes an ownership change to utilize net operating loss carryforwards and built-in losses after the ownership change. We underwent a change in ownership for purposes of Section 382 following completion of MatlinPatterson’s initial investment in the Company on June 27, 2008. As of December 31, 2010, approximately $142 million of our net deferred tax asset represents unrealized built-in losses. Future realization of this $142 million of unrealized built-in losses may be limited under Section 382 depending on, among other things, when, and at what price, we dispose of the underlying assets. As of December 31, 2010, approximately $328 million of our gross net operating loss carryforwards (or approximately $136 million on a tax effected basis) were subject to a gross annual deduction limitation. The gross annual deduction limitation for federal and state income tax purposes is approximately $15.6 million each, which is generally realized over a 20 year period commencing on the date of the ownership change. Assets with certain tax attributes sold five years after the original ownership change (that is, after June 27, 2013) are not subject to the Section 382 limitation. Significant judgment is required in determining the future realization of these potential deductions, and as a result, actual results may differ materially from our estimates.

Risks Related to the Exchange Notes

We have substantial debt and may incur additional debt; leverage may impair our financial condition and restrict our operations.

We currently have a substantial amount of debt. As of December 31, 2010, the principal amount of our total debt outstanding was approximately $1,344 million, $89 million of which matures prior to 2016 and $1,255 million of which matures between 2016 and 2021. In addition, the instruments governing this debt permit us to incur significant additional debt. Our substantial debt and any additional debt we may incur could have important consequences for the holders of the exchange notes (as well as the outstanding notes), including:

•	make it more difficult for us to satisfy our obligations under our existing debt instruments, including with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•

require a substantial portion of our cash flows from operations for the payment of interest on our debt, reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage to our less leveraged competitors.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

The notes are effectively junior to the subsidiary guarantors’ and our existing and future secured indebtedness and other secured obligations and are structurally junior to the existing and future indebtedness of our subsidiaries that are not subsidiary guarantors.

The outstanding notes are not, and the exchange notes will not be, guaranteed by certain of our current and future subsidiaries, and under certain circumstances, subsidiaries guaranteeing the notes may be released from their guarantees without the consent of holders of the notes. See “Description of 2018 Exchange Notes — Note Guarantees,” and “Description of 2021 Exchange Notes — Note Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, creditors and holders of preferred stock, if any, of such subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Thus, the notes will be structurally junior to the claims of creditors and holders of preferred stock, if any, of our non-guarantor subsidiaries. As of December 31, 2010, the notes were effectively junior to approximately $4.5 million of our non-guarantor subsidiaries’ indebtedness (excluding indebtedness relating to our mortgage banking operations). At December 31, 2010, our non-guarantor subsidiaries had total assets of $687.2 million (excluding $58.9 million related to our mortgage banking operations).

Additionally, the notes will be effectively junior to any secured indebtedness and other obligations we or our subsidiary guarantors may incur to the extent of the collateral securing such obligations (except for collateral also securing the notes and the guarantees, if any). As of December 31, 2010, the notes and related guarantees were effectively subordinated to approximately $0.3 million of secured indebtedness (excluding indebtedness relating to our non-guarantor subsidiaries and mortgage banking operations). In addition, as of such date, we and the subsidiary guarantors had approximately $0.3 million in principal amount of debt outstanding which were secured and thereby effectively senior to the notes. Also, under certain circumstances, certain of our surety bonds can become secured obligations. We are permitted to incur additional secured indebtedness and other secured obligations, subject to limitations under the terms of the indentures for certain of our outstanding notes. If we file for bankruptcy, liquidate or dissolve, our assets would be available to pay obligations in respect of the notes only after we pay all of such secured indebtedness and other secured obligations. We may not have sufficient assets remaining to make any or all payments in respect of the notes.

The indenture governing the notes contains only limited restrictive covenants.

The indenture under which the exchange notes will be issued contains certain restrictive covenants limiting our incurrence of secured debt, entry into sale and leaseback transactions and investments in unrestricted subsidiaries. However, the indenture for the notes does not contain restrictive covenants that would protect you from several other kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional unsecured debt. Therefore, the indenture may not protect you in the event of a highly leveraged transaction or other similar transaction.

We may be unable to purchase the notes upon a change of control triggering event as required by the indenture governing each series of notes.

In the event a change of control triggering event (as defined in the indentures) occurs with respect to the 2018 notes or the 2021 notes, as applicable, we will be required to offer to repurchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any.

A change of control triggering event occurs when both a change of control and a ratings decrease event occur. A change of control may also require us to offer to purchase our other outstanding indebtedness and may cause a default under any new credit facility that we enter into in the future. As the requirement to purchase certain of our other outstanding indebtedness upon a change of control is not also conditioned upon a ratings decrease event, there may be circumstances where we would be required to purchase such other outstanding indebtedness but not the notes. As of December 31, 2010, the maximum aggregate amount of indebtedness under our indentures and senior credit facilities that we could be required to repurchase or repay upon:

•	a change of control triggering event was approximately $1,307.6 million, and

•	a change of control without a ratings decrease event (and therefore without a requirement to purchase the notes) was approximately $322.8 million;

in each case which reflects 101% of the principal amount of such notes. If a purchase or repayment were required under the indentures for our debt, including the indentures governing the notes, we can give no assurance that we would have sufficient funds to pay the purchase price for any or all debt that we are required to repurchase or repay. Our inability to purchase the notes of the applicable series upon a change of control triggering event would constitute an event of default under the applicable indenture which governs the notes. The change of control triggering event feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to our noteholders and our stockholders.

In addition, the definition of change of control in the indentures governing the notes includes the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the indentures. Accordingly, upon a sale of less than all of our assets, the ability of a holder of notes to require us to repurchase such notes may be uncertain.

We could enter into significant transactions that would not constitute a change of control triggering event requiring us to repurchase the notes, but that could adversely affect our risk profile.

The indentures governing the notes require us to offer to repurchase the notes if we enter into a transaction that constitutes a change of control triggering event (as defined in the indentures). Nevertheless, we could in the future enter into transactions, such as acquisitions, refinancings, recapitalizations or highly leveraged transactions, that would not constitute a change of control triggering event requiring us to repurchase the notes, but that could adversely affect our risk profile. Such transactions could alter our capital structure, including by increasing the amount of our indebtedness outstanding (to the extent permitted by our indentures and other debt agreements), alter the nature of our business, adversely affect our credit ratings, or otherwise adversely affect the holders of the notes.

The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the guarantors.

Although the notes will be guaranteed by certain of our subsidiaries, a court could void or subordinate any guarantor’s guarantee under fraudulent conveyance laws if existing or future creditors of any such guarantor, or a trustee in bankruptcy, were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction or about to engage in such business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

The guarantees of the notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, under recent case law, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law.

If one or more guarantees is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the notes will not have a claim against the applicable guarantors and will only be a creditor of the remaining guarantors, if any, to the extent the guarantee of those guarantors are not set aside or found to be unenforceable.

There is currently no public market for the outstanding notes or the exchange notes and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

There is no existing trading market for the outstanding notes or the exchange notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. A market may not develop for the outstanding notes or the exchange notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, including the exchange notes, the market price and liquidity of the notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the outstanding notes or the exchange notes will depend on many factors, including, among other matters, prevailing interest rates, our operating results, financial condition and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our operating results, financial condition or prospects.

Upon consummation of the exchange offer contemplated herein with respect to the 2018 exchange notes, we expect that the 2018 exchange notes will share a single CUSIP number with the outstanding registered 2018 notes and we expect that the 2018 exchange notes and the outstanding registered 2018 notes will thereafter be fungible. However, in the event that we are unable to exchange the outstanding 2018 notes for notes sharing a single CUSIP number with the outstanding registered 2018 notes, for any reason, the 2018 exchange notes will continue to trade under a separate CUSIP number from the outstanding registered 2018 notes.

Although under each registration rights agreement the Company and the subsidiary guarantors are required to file the registration statement of which this prospectus forms a part with the SEC registering under the Securities Act the exchange offer or use commercially reasonable efforts to file a shelf registration statement relating to the resale of the outstanding notes under certain circumstances, until the exchange offers are consummated and a holder exchanges notes in such exchange offer or such shelf registration statement covering a holder’s notes has been declared effective, as the case may be, holders of the outstanding notes may not offer or sell the outstanding notes except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement.

An adverse rating of the applicable series of the notes may adversely affect the trading price of the exchange notes.

The outstanding notes are currently rated. If one or more rating agencies reduces their rating on either series of the notes in the future, the trading price of such notes could be adversely affected.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive outstanding notes in like principal amount. We will cancel all outstanding notes so received.

The net proceeds from the private placement of the outstanding notes were approximately $675 million. We used the net proceeds:

•

to repay $60,514,000 of our 9 1/4% senior subordinated notes due 2012 (the “2012 notes”), $145,029,000 of our 6 1/4% senior notes due 2014 (the “2014 notes”) and $145,211,000 of our senior notes due 2015 (the “2015 notes”) that were tendered and accepted for payment in tender offers, made upon the terms and conditions of an offer to purchase and consent solicitation statement dated November 23, 2010 (as amended and supplemented, the “Offer to Purchase and Consent Solicitation Statement”), which expired pursuant to their terms on December 21, 2010 (the “Tender Offers”), plus accrued and unpaid interest;

•

to pay the consent fee for the consents delivered in a consent solicitation seeking consents of the holders of the notes subject to the Tender Offers to amendments to the indentures and related supplemental indentures governing such notes, which was made upon the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, and expired concurrent with the Tender Offers on December 21, 2010 (the “Consent Solicitation”);

•	to pay fees and expenses related to the Tender Offers and the Consent Solicitation;

•	to repay, in connection with the termination thereof, the $225 million outstanding under our Term Loan B, and all related fees and expenses;

•	to pay $24.5 million due to the counterparties of interest rate swap agreements in connection with the prepayment of the Term Loan B and the termination of the swap agreements; and

•	to repay intercompany indebtedness totaling approximately $26.6 million and all related fees and expenses.

We intend to use the remaining proceeds of approximately $7.8 million for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010 on an actual basis.

You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

As of December 31, 2010
(dollars in thousands) (unaudited)
Cash and equivalents(1)	$762,479

Debt:
Secured project debt and other notes payable	4,738
6% Convertible Senior Subordinated Notes due 2012, net of discount(2)	32,564
9 1/4% Senior Subordinated Notes due 2012, net of discount(3)	9,975
6 1/4% Senior Notes due 2014	4,971
7% Senior Notes due 2015	29,789
10 3/4% Senior Notes due 2016, net of discount(4)	260,439
8 3/8% Senior Notes due 2018, net of premium(5)	581,162
8 3/8% Senior Notes due 2021, net of discount(6)	396,616
Mortgage credit facilities	30,344

Total debt	1,350,598

Stockholders’ equity:
Preferred Stock, $0.01 par value; 10,000,000 shares authorized; 450,829 shares issued and outstanding at December 31, 2010	5
Common Stock, $0.01 par value; 600,000,000 shares authorized; 196,641,551 shares issued and outstanding at December 31, 2010(7)	1,966
Additional paid-in capital	1,227,292
Accumulated deficit	(592,352)
Accumulated other comprehensive loss, net of tax	(15,049)

Total stockholders’ equity	621,862

Total capitalization	1,972,460

(1)	Includes $31.1 million of restricted cash.
(2)	Represents carrying amount, with principal amount of $39.6 million.
(3)	Represents carrying amount, with principal amount of $10.0 million.
(4)	Represents carrying amount, with principal amount of $280.0 million.
(5)	Represents carrying amount, with principal amount of $575.0 million.
(6)	Represents carrying amount, with principal amount of $400.0 million.
(7)	Excludes 18.6 million shares of our common stock reserved for issuance upon exercise of outstanding options, 3.9 million shares of our common stock issued under a share lending facility related to our convertible notes and 147.8 million shares of our common stock issuable upon conversion of outstanding preferred stock held by MatlinPatterson.

THE EXCHANGE OFFERS

General

We are offering to exchange in each exchange offer a like principal amount of the applicable exchange notes for any or all of the applicable outstanding notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. You may tender some or all of your outstanding notes pursuant to the applicable exchange offer.

As of the date of this prospectus, $275,000,000 aggregate principal amount of the outstanding 2018 notes and $400,000,000 aggregate principal amount of the outstanding 2021 notes are outstanding. The outstanding 2018 notes are part of a series of notes in the aggregate principal amount of $575,000,000, of which $300,000,000 aggregate principal amount was issued on May 3, 2010. The exchange offer for the outstanding 2018 notes does not relate to the outstanding registered 2018 notes.

Purpose of the Exchange Offers

The outstanding notes were issued by the Company on December 22, 2010 in private placements to the initial purchasers of the outstanding notes. In connection with those issuances, we entered into two registration rights agreements, under which we agreed, among other matters, to file by April 21, 2011, a registration statement with the SEC for the exchange of the outstanding notes for notes registered under the Securities Act. This prospectus is a part of the registration statement we filed to satisfy that obligation. We also agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC not later than 90 days after the filing date of the registration statement. We also agreed that, once such registration statement became effective, we would promptly commence the exchange offers. The summary of each registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the applicable registration rights agreement. Copies of the registration rights agreements are filed as exhibits to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offers; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute an exchange offer for each series of outstanding notes. Subject to the terms and conditions in this prospectus and the letter of transmittal, in each exchange offer we will accept for exchange the applicable outstanding notes that are validly tendered at or before the applicable expiration time and are not properly withdrawn as permitted below. The expiration time for each exchange offer is 5:00 p.m., New York City time, on                     , 2011, or such later date and time to which we, in our sole discretion, extend such exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time of one or both of the exchange offers;

•

if any one of the conditions to an exchange offer set forth below under “—Conditions to Each Exchange Offer” has not been satisfied, to terminate such exchange offer and not accept any applicable outstanding notes for exchange; and

•	to amend one or both of the exchange offers in any manner.

We will give oral or written notice of any extension, termination or amendment of an exchange offer as promptly as practicable, with written confirmation of any oral notice to be given promptly thereafter, by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. The notice of extension for an exchange offer will disclose the aggregate principal amount of the applicable outstanding notes that have been tendered in such exchange offer as of the date of such notice.

In the event of any material change in the terms of an exchange offer, we will extend the offering period following notice of the material change.

During an extension of an exchange offer, all outstanding notes previously tendered in such exchange offer will remain subject to such exchange offer and may be accepted for exchange by us, upon expiration of such exchange offer, unless properly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender such notes in the applicable exchange offer. When the holder of outstanding notes tenders such notes in an exchange offer and we accept such outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal for such exchange offer. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange in the applicable exchange offer must, at or prior to the expiration time of such exchange offer:

•

transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by DTC, to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm that is a member of a registered national securities exchange, a member firm of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible guarantor institutions as that term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange in the applicable exchange offer must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any outstanding notes, any notice of withdrawal or any instruments of transfer, such persons should so indicate when signing, and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), and acceptance of outstanding notes tendered for exchange in the applicable exchange offer and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•

waive any defects or irregularities or conditions of one or both of the exchange offers as to all or any particular outstanding notes, either before or after the expiration time of the applicable exchange offer; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the applicable exchange offer.

Our determinations, either before or after the expiration time of the applicable exchange offer, under and of the terms and conditions of, each exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to one or both of the exchange offers, we will waive such conditions as to all applicable outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange in the applicable exchange offer, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to exchange your outstanding notes in the applicable exchange offer, you should contact the registered holder promptly and instruct it to exchange your outstanding notes on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO EXCHANGE OR REFRAIN FROM EXCHANGING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE APPLICABLE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE

OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO EXCHANGE THEIR OUTSTANDING NOTES PURSUANT TO THE APPLICABLE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO EXCHANGE, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to each of the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes in the applicable exchange offer by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. To do so, such participant must transmit its acceptance to DTC at or prior to the expiration time of the applicable exchange offer or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message or a validly completed and executed letter of transmittal. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the applicable exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes in the applicable exchange offer and the holder’s outstanding notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent at or before the expiration time of the applicable exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis before the expiration time of the applicable exchange offer, a tender may be effected if:

•

at or prior to the expiration time of the applicable exchange offer, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered in the applicable exchange offer and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made pursuant to the applicable exchange offer and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time of the applicable exchange offer.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time at or prior to the expiration time of the applicable exchange offer.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” at or prior to the applicable expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•

where certificates for outstanding notes were transmitted, specify the name in which such outstanding notes are registered, if different from that of the withdrawing holder, and the serial numbers of the particular certificates to be withdrawn;

•

where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC;

•	include a statement that such holder is withdrawing his, her or its election to have such outstanding notes exchanged in the applicable exchange offer; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such withdrawing holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable exchange offer. Properly withdrawn notes may be re-tendered in the applicable exchange offer by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time of the applicable exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to each exchange offer must be satisfied or waived at or prior to the expiration of such exchange offer. Promptly following the applicable expiration time we will accept for exchange all outstanding notes validly tendered and not properly withdrawn in such exchange offer as of such date. We will promptly issue the applicable exchange notes for all validly tendered outstanding notes of the same series. For purposes of each exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange in such exchange offer when, as, and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offers” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note of the same series, the issuance of which is registered under the Securities Act, having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Registered holders of 2018 exchange notes or 2021 exchange notes, as applicable, that are outstanding on the relevant record date for the first interest payment date following the consummation of the applicable exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes of such series, or if no interest has been paid, from the original issue date of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the applicable exchange offer.

If we do not accept any tendered outstanding notes in an exchange offer, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange in the applicable exchange offer, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to the applicable account maintained with DTC promptly after, as applicable, the withdrawal, rejection of tender or termination of the applicable exchange offer.

Conditions to Each Exchange Offer

Neither exchange offer is conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the applicable exchange offer, or any extension of such exchange offer, we will not be required to accept for exchange in such exchange offer, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend such exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the expiration of such exchange offer, any of the following circumstances or events occur and are not waived by us:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging such exchange offer or that we determine in good faith might be expected to prohibit or materially impair our ability to proceed with such exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended; or

•

any law, rule or regulation is enacted, adopted, proposed, enforced, or interpreted that we determine in good faith might be expected to prohibit or impair our ability to proceed with such exchange offer or to materially impair the contemplated benefits of such exchange offer.

The condition of each exchange offer that none of the foregoing circumstances or events have occurred is for the sole benefit of the Company and may be asserted by it in its sole discretion, regardless of the circumstances giving rise to such circumstances or events, and the occurrence of any circumstance or event may be waived by the Company, in whole or in part, in its sole discretion, whether or not any other circumstance or event is also waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the circumstances or events described in this section shall be final and binding upon all holders of the outstanding notes related to such exchange offer. The rights of the Company hereunder will be deemed an ongoing right which may be asserted at any time and from time to time by the Company prior to the expiration time of the applicable exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes in the exchange offers. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offers except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with each of the exchange offers, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	legal fees of one counsel for the holder of the outstanding notes;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange in the applicable exchange offer will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the applicable exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the applicable exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as our exchange agent for the exchange offers. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offers, requests for additional copies of this prospectus or the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

Deliver to:

By Mail, by Courier, or by Hand:

The Bank of New York Mellon Trust Company, N.A.

Attn: Corporate Trust Reorganization Unit

480 Washington Boulevard - 27th Floor

Jersey City, NJ 07310

By Facsimile Transmission (for eligible institutions only):	Confirm Facsimile Transmission
(212) 298-1915	(212) 815-5098

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted in the applicable exchange offer will, following the consummation of the applicable exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless the transfer is registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Unless obligated to file a shelf registration statement pursuant to the applicable registration rights agreement, we do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws outstanding notes that are not tendered in the applicable exchange offer or that are tendered in the applicable exchange offer but are not accepted for exchange.

Holders of the registered outstanding 2018 notes, the 2018 exchange notes and any outstanding 2018 notes that remain outstanding after consummation of the 2018 exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the 2018 notes have taken certain actions or exercised certain rights under the indenture governing such notes. Holders of the 2021 exchange notes and any outstanding 2021 notes that remain outstanding after consummation of the 2021 exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the 2021 notes have taken certain actions or exercised certain rights under the indenture governing such notes.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the applicable exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the applicable exchange offer may be offered for resale, resold, or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes issued in the exchange offers are acquired in the ordinary course of the holder’s business;

•

the holder has not engaged in, and does not intend to engage in the distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not holding outstanding notes that have the status of an unsold allotment in the initial placement of such outstanding notes;

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act and as interpreted by the SEC;

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of such exchange notes, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in an exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offers for the outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to the exchange offers. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours, is selling an unsold allotment in the initial placement of the outstanding notes or that tenders outstanding notes in an exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state.

Filing of Registration Statement

Under each of the registration rights agreements we agreed, among other matters, that if:

•

due to any change in applicable law or interpretations thereof by the SEC’s staff, we determine upon the advice of counsel that we are not permitted to consummate an exchange offer as contemplated by the applicable registration rights agreement;

•	for any other reason, the applicable exchange offer is not consummated by September 13, 2011;

•

any initial purchaser so requests with respect to any notes that are not eligible to be exchanged for exchange notes in the applicable exchange offer and that are held by such initial purchaser following the consummation of such exchange offer;

•

any holder of outstanding notes (other than an initial purchaser) is not eligible to participate in the applicable exchange offer or does not receive freely transferable exchange notes in the applicable exchange offer (it being understood that the requirement that a broker-dealer deliver a prospectus in connection with sales of exchange notes acquired in the applicable exchange offer in exchange for outstanding notes acquired as a result of market-making activities or other trading activities shall not result in such exchange notes being not “freely transferable”); or

•	any initial purchaser determines that it is not eligible to participates in the applicable exchange offer with respect to outstanding notes constituting any portion of an unsold allotment;

then we will file with the SEC a shelf registration statement to cover resales of the applicable notes by the holders of those notes who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement.

If obligated to file the shelf registration statement, we will as promptly as possible (but in no event more than 60 days after so required or requested) file the shelf registration statement with the SEC and use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to the later of July 20, 2011 and 90 days after such obligation arises.

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the applicable registration rights agreement (except with respect to permitted suspension periods as provided therein), then we will pay additional interest as described below to each holder of affected outstanding notes on the terms provided in the applicable registration rights agreement.

Holders of notes desiring to sell eligible notes under the shelf registration statement will be required to agree to be bound by the provisions of the applicable registration rights agreement and deliver certain information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth below. Each holder of notes covered by a registration statement will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in such registration statement. Such holders of notes will also be required to suspend their use of the prospectus included in any registration statement covering such holder’s notes under certain circumstances upon receipt of notice to that effect from us.

Although we intend, if required, to file any shelf registration statements, we cannot assure you that such shelf registration statements will be filed or, if filed, that they will become or remain effective.

Additional Interest

Each registration rights agreement provides that in the event any of the following events occur, each referred to herein as a “registration default,” we will pay additional interest on the affected outstanding notes of the applicable series:

•

neither the registration statement relating to the applicable exchange offer nor a shelf registration statement relating to the registration of the resale of such outstanding notes has been filed with the SEC by the 120th day following December 22, 2010, the date the outstanding notes were issued (the “Original Issuance Date”);

•	neither the exchange offer registration statement nor the shelf registration statement is declared effective by the SEC by the 210th day following the Original Issuance Date;

•	by the 255th day following the Original Issuance Date the exchange offer has not been consummated and no shelf registration statement has been filed;

•	the shelf registration statement has not been declared effective on or prior to the later of the 210th day following the Original Issuance Date and the 90th day after our obligation to file arises; or

•

any registration statement required by the applicable registration rights agreement is filed and declared effective but thereafter ceases to be effective or the related prospectus becomes unusable (except as specifically permitted therein) in connection with resales of exchange notes during the periods specified in the applicable registration rights agreement.

The additional interest will accrue on the principal amount of the affected outstanding notes and exchange notes (in addition to the stated interest on the affected outstanding notes and exchange notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured or are no longer continuing. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and at a rate of 0.50% per annum thereafter (without duplication).

The foregoing descriptions are summaries of certain provisions of the registration rights agreements, including those provisions relating to additional interest. They do not restate the registration rights agreements in their entirety. We urge you to read the applicable registration rights agreement, both of which are exhibits to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF OTHER INDEBTEDNESS

Senior and Senior Subordinated Notes

As of December 31, 2010, we had (i) $1,290 million principal amount of senior notes, of which $5 million matures in 2014, $30 million matures in 2015 and the balance matures thereafter and (ii) $10 million principal amount of senior subordinated notes outstanding (excluding our convertible notes, discussed below), which mature in 2012. The senior notes payable are all senior obligations and rank equally with our other existing senior indebtedness. The senior subordinated notes payable are all junior to the rights of creditors under our existing senior indebtedness, including our outstanding senior notes.

The indenture and supplemental indentures governing the 2016 notes contain certain restrictive covenants, including a limitation on additional indebtedness, a limitation on restricted payments and a limitation on liens. Under the limitation on additional indebtedness, we are permitted to incur specified categories of indebtedness but are prohibited, aside from those exceptions, from incurring further indebtedness if we do not satisfy either a leverage condition or an interest coverage condition. Exceptions to this limitation include new borrowings of up to $1.1 billion under existing or future bank credit facilities (all of which was available as of December 31, 2010), non-recourse purchase money indebtedness (subject to available borrowing sources) and indebtedness incurred for the purpose of refinancing or repaying existing indebtedness.

Under the limitation on restricted payments, we are also prohibited from making restricted payments, which include dividends, investments in and advances to our joint ventures and other unrestricted subsidiaries, if we do not satisfy either the leverage condition or interest coverage condition. Our ability to make restricted payments is also subject to a basket limitation. Our unrestricted subsidiaries are not subject to this prohibition. When we are in compliance with the restricted payment conditions, we can directly make restricted payments to our joint ventures and unrestricted subsidiaries. From September 30, 2009 through December 22, 2010, we were not in compliance with such conditions and made investments (including investments in joint ventures) from funds held in our unrestricted subsidiaries. As of December 31, 2010, we had approximately $465.9 million of liquidity in our unrestricted subsidiaries available to fund our joint venture capital requirements and to take actions that would otherwise constitute prohibited restricted payments. As of December 31, 2010, we were again able to satisfy the conditions necessary to incur additional indebtedness and to make restricted payments, although such ability will continue to be subject to, among other things, a basket limitation.

The leverage and interest coverage conditions contained in the indenture governing the 2016 notes are set forth in the table below:

Covenant Requirements	Actual at December 31, 2010	Covenant Requirements at December 31, 2010
Total Leverage Ratio:
Indebtedness to Consolidated Tangible Net Worth Ratio	1.77	≤	2.25
Interest Coverage Ratio:
EBITDA to Consolidated Interest Incurred	0.84	≥	2.00

In the future, we may, from time to time, undertake negotiated or open market purchases of, or tender offers for, our notes (including the convertible notes discussed below) prior to maturity when they can be purchased at prices that we believe are attractive. We may also, from time to time, engage in exchange transactions (including debt for equity and debt for debt transactions) for all or part of our notes. Such transactions, if any, will depend on market conditions, our liquidity requirements, contractual restrictions and other factors.

Convertible Notes

As of December 31, 2010, we had approximately $39.6 million principal amount outstanding of our convertible notes. The conversion rate applicable to the convertible notes is 119.5312 shares (equivalent to a conversion price of $8.37) of our common stock per $1,000 principal amount of the notes.

Revolving Credit Facility

On February 28, 2011, we entered into a $210 million unsecured revolving credit facility with our bank group. This facility contains financial covenants, including, but not limited to, (i) a minimum consolidated tangible net worth covenant; (ii) a covenant to maintain either (a) a minimum liquidity requirement or (b) a minimum interest coverage ratio; (iii) a maximum net homebuilding leverage ratio and (iv) a maximum land not under development to tangible net worth ratio. This facility contains a borrowing base provision, which limits the amount we may borrow or keep outstanding under the facility, and also contains a limitation on our investments in joint ventures. As of the date hereof, we satisfied the conditions necessary to borrow under the facility and had no amounts outstanding.

Secured Project Debt and Other Notes Payable

At December 31, 2010, we had approximately $4.7 million outstanding in secured project debt and other notes payable. Our secured project debt and other notes payable consist of purchase money mortgage financing and community development district and similar assessment district bond financings used to finance land development and infrastructure costs for which we are responsible.

Surety Bonds

Surety bonds are used in lieu of cash deposits and letters of credit that would otherwise be required by governmental entities and other third parties to ensure our completion of the infrastructure of our projects and other performance. At December 31, 2010, we had approximately $186.1 million in surety bonds outstanding (exclusive of surety bonds related to our joint ventures), with respect to which we had an estimated $59.5 million remaining in cost to complete.

Letter of Credit Facilities

As of December 31, 2010, we were party to three letter of credit facilities. These facilities, which require cash collateralization of outstanding letters of credit, had commitments that aggregated $51 million and a total of $27.8 million in letters of credit outstanding that were secured by cash collateral deposits of $28.2 million.

Joint Ventures

Our land development and homebuilding joint ventures typically obtain secured acquisition, development and construction financing, which is designed to reduce the use of funds from corporate financing sources. However, as market conditions have deteriorated we have been required to expend corporate funds for previously unanticipated obligations associated with these joint ventures. During the year ended December 31, 2010, approximately $24 million of recourse borrowings of one of our Southern California land development joint ventures was repaid in full with available cash of the joint venture and we sold our interest in our only joint venture with nonrecourse borrowings. As of December 31, 2010, we held interests in seven active joint ventures which had a total of approximately $3.9 million of borrowings recourse to us (two joint ventures).

Mortgage Credit Facilities

We commit to making mortgage loans to our homebuyers through our mortgage financing subsidiary, Standard Pacific Mortgage, Inc. (“Standard Pacific Mortgage”). At December 31, 2010, we had approximately $30.3 million outstanding under Standard Pacific Mortgage’s credit facilities. These mortgage credit facilities consist of a $45 million repurchase facility and a $60 million early purchase facility with one lender, and a $50 million repurchase facility with another lender, all of which mature in July 2011. The lenders generally do not have discretion to refuse to fund requests under these facilities if our mortgage loans comply with the requirements of the facility, although the lender of the $45 million repurchase facility and the $60 million early purchase facility has substantial discretion to modify these requirements from time to time, even if any such modification adversely affects Standard Pacific Mortgage’s ability to utilize the facility. The lender of the $45 million repurchase facility has the right to terminate the repurchase facility on not less than 90 days notice. These facilities require Standard Pacific Mortgage to maintain cash collateral accounts, which totaled approximately $2.9 million as of December 31, 2010, and also contain financial covenants which require Standard Pacific Mortgage to, among other things, maintain a minimum level of tangible net worth, not to exceed a debt to tangible net worth ratio, maintain a minimum liquidity of $5 million (inclusive of the cash collateral requirement), and satisfy pretax income (loss) requirements. As of December 31, 2010, Standard Pacific Mortgage was in compliance with the financial and other covenants contained in these facilities.

DESCRIPTION OF 2018 EXCHANGE NOTES

The Company will issue the 8 3/8% Senior Notes due 2018 offered hereby (the “2018 Exchange Notes”) in exchange for the Company’s outstanding 8 3/8% Senior Notes due 2018 issued on December 22, 2010 (the “Outstanding 2018 Notes”) under an indenture dated as of April 1, 1999 (the “Base Indenture”) between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”), as amended and supplemented by a Fourteenth Supplemental Indenture dated as of May 3, 2010, among the Company, as issuer, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which the Outstanding Registered 2018 Notes (as defined below) were issued (the “Fourteenth Supplemental Indenture”), and a Fifteenth Supplemental Indenture dated as of December 22, 2010, among the Company, as issuer, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which, together with the Fourteenth Supplemental Indenture, the Outstanding 2018 Notes were issued and the 2018 Exchange Notes will be issued (the “Fifteenth Supplemental Indenture” and, together with the Base Indenture and the Fourteenth Supplemental Indenture, the “Indenture”). The terms of the 2018 Exchange Notes are substantially identical to the terms of the Outstanding 2018 Notes in all material respects, including interest rates and maturity, except that the 2018 Exchange Notes (i) will not contain transfer restrictions and registration rights that relate to the Outstanding 2018 Notes and (ii) will not contain provisions relating to the payment of additional interest to be paid to the holders of Outstanding 2018 Notes under circumstances related to the registration of such notes. The 2018 Exchange Notes will have the same terms as, and will be treated as a single series with, the Outstanding 2018 Notes that remain outstanding after the 2018 exchange offer and the $300 million aggregate principal amount of 8 3/8% Senior Notes due 2018 issued on May 3, 2010 (the “Outstanding Registered 2018 Notes”). Unless otherwise so stated, the Outstanding 2018 Notes, the Outstanding Registered 2018 Notes and the 2018 Exchange Notes shall be referred to herein collectively as the “Notes”. Holders of the Notes will vote as one series under the Indenture. The Indenture contains provisions which define your rights under the Notes.

We expect that holders that exchange their Outstanding 2018 Notes in the exchange offer will receive 2018 Exchange Notes that have the same CUSIP number as the Outstanding Registered 2018 Notes and will thereafter be fungible with the Outstanding Registered 2018 Notes.

References to the “Company”, “we”, “us” or “our” in this “Description of 2018 Exchange Notes” refer only to Standard Pacific Corp. and not any of its subsidiaries. Certain terms used in the following description are defined under “—Certain Definitions” below. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

The following is a summary of the material provisions of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is qualified in its entirety by reference to the Indenture. You are referred to the Indenture and the Trust Indenture Act for a statement thereof. We urge you to read the Indenture. Copies of the Indenture may be obtained from the Company at the Company’s address set forth under “Where You Can Find More Information.”

General

The Notes will:

•	be general unsecured obligations of the Company;

•	rank equally in right of payment with all existing and future general obligations of the Company (except for current and future obligations that may be subordinated to the Notes);

•	be effectively subordinated to any secured obligations of the Company to the extent of the value of the collateral securing such obligations;

•	be structurally subordinated to obligations of subsidiaries of the Company that are not Guarantors;

•

be guaranteed by each subsidiary of Standard Pacific that is a guarantor of Standard Pacific’s obligations under any of the Other Public Notes on a senior basis, except for Pala Village Investments, Inc., a subsidiary that does not have any active business operations;

•	mature on May 15, 2018; and

•	initially be limited to $575 million aggregate principal amount, subject to the Company’s ability to issue further Additional Notes (as defined below).

The Guarantees will:

•	be general unsecured obligations of the Guarantors;

•	be effectively subordinated to any secured obligations of a Guarantor to the extent of the value of the collateral securing such obligations; and

•	be structurally subordinated to obligations of subsidiaries of a Guarantor that are not themselves Guarantors.

Under the Indenture, the Company may “reopen” the Notes and issue additional Notes (“Additional Notes”) without the consent of the holders of the Notes.

Since the operations of the Company are currently conducted in part through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings and cash resources of those subsidiaries and are subject to various business considerations. Certain laws also restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. Except to the extent these restrictions do not apply to subsidiaries that are Guarantors, we would not be able to receive the earnings or cash resources of those subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Guarantees. If this were to occur, we would also be unable to use the earnings or cash resources of these Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt. Claims of creditors of any subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries, if any, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes and each Guarantee will be structurally subordinate to creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries that are not Guarantors.

At December 31, 2010, the total indebtedness of our Subsidiaries (excluding indebtedness related to our Guarantor Subsidiaries and mortgage banking operations) was approximately $101.5 million, including trade payables and accrued liabilities. The Indenture does not limit the incurrence of unsecured Indebtedness or other liabilities by the Company or its subsidiaries.

Each Note will bear interest at 8 3/8% per annum from November 15, 2010. Interest on the Notes will be payable on each May 15 and November 15 (each an “Interest Payment Date”), commencing May 15, 2011, to holders of record at the close of business on the May 1 and November 1 immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

The Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of Notes to be redeemed. The Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent, as defined below, of 100% of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Notes to be redeemed, exclusive of interest accrued to the redemption date, which we refer to as the “Remaining Life,” discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (a) J.P. Morgan Securities Inc. and its successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City, a “primary treasury dealer,” the Company will substitute therefor another primary treasury dealer, and (b) two other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before 11:00 a.m. (New York City time) on the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

The Company may at any time, and from time to time, purchase any or all of the Notes at any price or prices in the open market or otherwise.

Note Guarantees

Each subsidiary of the Company that is a guarantor of the Company’s obligations under the Other Public Notes (except for Pala Village Investments, Inc., a subsidiary that does not have any active business operations) will unconditionally, jointly and severally, and irrevocably guarantee (each such guarantee a “Guarantee”), on a senior basis, punctual payment when due whether at stated maturity or otherwise, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, or otherwise. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. There can be no assurance that such limitation would be enforced by a court considering the issue. For instance, in a recent Florida bankruptcy case, this type of limitation was found to be ineffective to preserve the subsidiary guarantees challenged in such case. If notwithstanding such limitation a Guarantee of a Guarantor were avoided, the Notes would be structurally subordinated to the obligations of such Guarantor. See “Risk Factors — The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the guarantors.” Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective adjusted net assets (as defined) of all the Guarantors at the time of such payment.

As described under “— Certain Covenants — Future Subsidiary Guarantees,” any Restricted Subsidiary that guarantees certain Indebtedness also will be required to provide a Guarantee of the Notes and the Indenture.

The Guarantee of a Guarantor will be released upon:

(a)	the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets or its Capital Stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company;

(b)	discharge of the Indenture or defeasance of the Notes, as provided under the heading “— Discharge and Defeasance”;

(c)	any Restricted Subsidiary ceasing to be a Restricted Subsidiary as a result of the Company, directly or indirectly, owning less than 80% of such Subsidiary;

(d)	any Guarantor ceasing to guarantee all Other Public Notes and any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States; or

(e)	the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

and in each such case such Guarantor shall be deemed automatically and unconditionally released and discharged from all the Guarantor’s obligations under the Guarantee with respect to the Notes without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the Notes. In the event of a transfer of all or substantially all of the assets or Capital Stock of such Guarantor to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company, the Person acquiring such assets or stock of such Guarantor shall not be subject to the Guarantor’s obligations under the Guarantee.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee with respect to the Notes upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the Notes.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder shall have the right to require that the Company repurchase all or a portion of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the occurrence of a Change of Control Triggering Event but after the public announcement of the transaction that constitutes or may constitute a Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating:

•

that a Change of Control Triggering Event has occurred or will occur and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts and relevant financial information regarding such Change of Control Triggering Event;

•	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

•

if mailed prior to the occurrence of a Change of Control Triggering Event, that the right to require the Company to purchase such holder’s Notes is conditioned on the Change of Control Triggering Event occurring on or prior to the repurchase date specified in such notice; and

•	the instructions determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes repurchased.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Under any new Bank Credit Facility the Company may enter into, the occurrence of a change of control (which term may be defined broadly under such Bank Credit Facility), may result in a default or event of default under such Bank Credit Facility (unless the facility is prepaid and terminated) and any amounts owed thereunder may thereupon become due and payable. The occurrence of a Change of Control will also constitute a change of control under the indentures governing the Other Public Notes (other than the Company’s 9 1/4% Senior Subordinated Notes due 2012 (the “2012 Notes”), the Company’s 6 1/4% Senior Notes due 2014 (the “2014 Notes”) and the Company’s 7% Senior Notes due 2015 (the “2015 Notes”), providing each holder of Other Public Notes (other than the 2012 Notes, the 2014 Notes and the 2015 Notes) the right to require the Company to repurchase such notes. However, the right to require the Company to repurchase such Other Public Notes upon a Change of Control is not also conditioned upon a Rating Decline, so there may be circumstances where the

Company would be required to purchase Other Public Notes but not the Notes. Future Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control or Change of Control Triggering Event. The Company’s failure to purchase the Notes in connection with a Change of Control Triggering Event would result in a default under the Indenture which could, in turn, constitute a default under other Indebtedness.

Except as described above, to the extent permitted by the Indenture, the Company could enter into transactions such as acquisitions, refinancings, recapitalizations or highly leveraged transactions that would not result in a Change of Control requiring the Company to repurchase the Notes. In addition, the definition of Change of Control in the Indenture includes the sale of “all or substantially all” of the assets of the Company. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the Indenture. Accordingly, upon a sale of less than all of the assets of the Company, the ability of a holder of Notes to require the Company to repurchase such Notes may be uncertain.

Certain Covenants

The Indenture does not include any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities for the benefit of the Notes nor does it include any covenants or other provisions intended to protect holders of the Notes in the event of a highly leveraged transaction, other than with respect to certain change of control transactions. See “— Change of Control Triggering Event.”

Restrictions on Secured Indebtedness

The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary to, Incur any Secured Indebtedness unless the Notes will be secured equally and ratably with (or prior to) such Secured Indebtedness, with certain exceptions. This restriction does not prohibit the Incurrence of Secured Indebtedness which is secured by:

(a)	Liens on model homes, homes under construction, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures, equipment located thereat or thereon and other related property customarily included as collateral under mortgages, deeds of trust and related documents for a homebuilding or other land development project;

(b)	Liens on assets at the time of their acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Liens secure obligations assumed by the Company or a Restricted Subsidiary, or on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(c)	Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(d)	Liens incurred in connection with pollution control, industrial revenue, water sewage or any similar item; and

(e)	Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary of the Company.

Additionally, such permitted Secured Indebtedness includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Indebtedness permitted at the time of the original Incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may Incur Secured Indebtedness, without equally or ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding (i) Secured Indebtedness permitted under clauses (a) through (e) above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) and (ii) any Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) under “— Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Indebtedness are not applicable to Non-Recourse Indebtedness by virtue of the definition of Secured Indebtedness, and will not restrict or limit our or our Restricted Subsidiaries’ ability to Incur any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to Incur any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(a)	notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(b)	fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company and communicated in writing to the Trustee); and

(c)	the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds therefrom either:

•

to the redemption, repayment or retirement of (i) the Notes or any Other Senior Public Notes (including the cancellation by the Trustee of any Notes or Other Senior Public Notes delivered by the Company to the Trustee or the trustee of such Other Senior Public Notes), (ii) other Indebtedness of the Company that ranks equally with the Notes, including under the Bank Credit Facility, or (iii) Indebtedness of any Guarantor that ranks equally with its Guarantee of the Notes, or

•	to the purchase by the Company or any Restricted Subsidiary of the Company of property used in their respective businesses.

This provision will not apply to a Sale and Leaseback Transaction that relates to a sale of a property that occurs within 180 days from the later of (x) the date of acquisition of the property by the Company or a Restricted Subsidiary, (y) the date of the completion of the construction of that property or (z) the date of commencement of full operations on that property. In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction without satisfying the conditions set forth in clauses (a), (b) and (c) above if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding Secured Indebtedness permitted under clauses (a) through (e) described in “— Restrictions on Secured Indebtedness,” above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) or Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Future Subsidiary Guarantees

The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any of the Other Public Notes or other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States (other than guarantees in existence on the Original Issue Date, including the guarantees of the Other Public Notes by Pala Village Investments, Inc. in existence as of such date) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the Notes on the same terms as the guarantee of such Other Public Notes or other notes issued under an indenture or comparable documents used in jurisdictions outside of the United States (except that the guarantee of the Subordinated Notes (and other notes that are subordinated to any notes issued under an indenture or comparable documents used in jurisdictions outside of the United States) shall be subordinated to the guarantee of the Notes to the same extent as the Subordinated Notes are subordinated to the Notes).

Designation of Restricted and Unrestricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, (a) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (b) make any additional Investment in any Unrestricted Subsidiary unless the amount of such Investment (or deemed Investment in the case of a designation), when taken together with all Investments (including by way of designation) made in Unrestricted Subsidiaries after the Original Issue Date, would not exceed the sum of (without duplication):

(i)	the aggregate amount of Restricted Payments (measured at the time of any proposed Investment) that would be permitted to be made pursuant to Section 4.08(c)(iii) (without giving effect to the other clauses of Section 4.08(c)) of the Company’s indenture (the “2016 Notes Indenture”) dated as of September 17, 2009 in respect of the Company’s 10.750% Senior Notes due 2016 (the “2016 Notes”); provided, however, that if the 2016 Notes are repaid, prepaid, redeemed, defeased, retired or otherwise cease to exist, “Unrestricted Subsidiary” and “Restricted Subsidiary”, as such terms are defined for purposes of the Notes, shall be used for purposes of the foregoing calculation;

(ii)	100% of dividends or distributions (the fair market value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary; provided, however, that in the case of an Unrestricted Subsidiary that is created after the Original Issue Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Original Issue Date), such credit shall not exceed the amount of Investments by the Company and the Restricted Subsidiaries made in such Unrestricted Subsidiary after the Original Issue Date;

(iii)	the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing amount shall not exceed, in the case of any Unrestricted Subsidiary that is created after the Original Issue Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Original Issue Date), the amount of Investments made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary after the Original Issue Date; and

(iv)	$10.0 million.

The Company will not (A) permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless (1) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (2) such Subsidiary complies with the provisions of the covenant described under “— Future Subsidiary Guarantees” or (B) permit any Unrestricted Subsidiary that is an Unrestricted Subsidiary under the 2016 Notes Indenture to be designated as a Restricted Subsidiary under the 2016 Notes Indenture unless it would be permitted to designate and concurrently does so designate such Subsidiary as a Restricted Subsidiary.

Promptly after the adoption of any Board Resolution designating a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, a copy thereof shall be filed with the Trustee, together with an officers’ certificate stating that the provisions of this covenant have been complied with in connection with such designation.

As of the date hereof, Standard Pacific Mortgage, Inc. and its Subsidiaries and Standard Pacific Investment Corp. and its Subsidiaries are Unrestricted Subsidiaries.

Mergers and Sales of Assets by the Company

The Indenture provides that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to another Person unless:

•

such Person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the Notes; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Except as provided under “— Note Guarantees,” no Guarantor will be permitted to transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

•

the Person acquiring the property in any such transfer or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under the Indenture (including its Guarantee of the Notes) pursuant to an agreement reasonably satisfactory to the Trustee; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided, that, nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any transfer of all or substantially all assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, merger or transfer between a Guarantor and the Company or another Guarantor, the Guarantee given by the non-surviving or transferring Guarantor in the transaction shall no longer have any force or effect.

Events of Default

The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the Notes may rescind such a declaration.

Under the Indenture, an Event of Default is defined as any of the following:

•	failure by the Company to pay the principal or premium of any Note when due;

•	failure by the Company to pay any interest on any Note when due, continuing for 30 days;

•

failure by the Company to comply with its other agreements in the Notes or the Indenture upon the receipt by the Company of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes and (except in the case of a default with respect to the covenants described in “— Mergers and Sales of Assets by the Company”) the Company’s failure to cure such Default within 60 days after receipt by the Company of such notice;

•	certain events of bankruptcy or insolvency;

•

default under any mortgage, indenture (including the Base Indenture and the supplemental indentures thereto in respect of the terms of the Other Public Notes) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $25 million or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than the Notes and Non-Recourse Indebtedness) in the aggregate of $25 million or more becoming or being declared due and payable before it would otherwise become due and payable;

•

entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding; or

•

except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

The Trustee shall give notice to holders of the Notes of any continuing Default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice, of any Default other than a default in payment of principal of or interest on the Notes, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such directions shall not be in conflict with any law or the Indenture and are subject to certain other limitations. The Trustee may refuse to exercise any right or power under the Indenture at the direction of such holders if the Trustee has not been provided with indemnity satisfactory to it. No holder of Notes will have any right to pursue any remedy with respect to the Indenture or the Notes, unless:

•	such holder shall have previously given the Trustee written notice of a continuing Event of Default;

•	the holders of at least a majority in aggregate principal amount of the outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

•	such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee;

•	the Trustee shall have failed to comply with the request within 60 days after receipt of such request and offer of indemnity; and

•	the holders of a majority in aggregate principal amount of the Notes have not given the Trustee a direction inconsistent with such request.

Notwithstanding the foregoing, the right of any holder of any Note to receive payment of the principal of and interest on such Note on the stated maturity expressed in such Note or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the Notes may waive an existing Default or Event of Default and its consequences, other than: any Default or Event of Default in any payment of the principal of or interest on any Note; or any Default or Event of Default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each Note as described in “— Modification and Waiver” below.

The Company is required to deliver to the Trustee an annual certificate regarding compliance with the Indenture, and include in such certificate whether any Officer of the Company is aware of any Default or Event of Default and a statement describing such Default or Event of Default, if any.

Acceleration

Except with respect to an Event of Default due to certain bankruptcy or insolvency events, if an Event of Default has occurred and is continuing, the Trustee by notice to the Company, or the holders of at least 25% of the outstanding Notes by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. If there is an Event of Default due to certain bankruptcy or insolvency events, then the Notes, without any declaration, notice or other act on the part of the Trustee and the Company or any holder, shall automatically be due and payable immediately. Holders of a majority in principal amount of outstanding Notes may rescind an acceleration and its consequences (other than an acceleration due to nonpayment of principal of, or interest on, the Notes); provided that the rescission does not conflict with any judgment or decree and all existing Events of Default (other than non-payment of accelerated principal and premium, if any) have been cured or waived.

Discharge and Defeasance

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) when:

•

either (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (2) all Notes not delivered to the Trustee for cancellation have become due and payable, will become due and payable at stated maturity within one year or are to be called for redemption by the Company within one year pursuant to the provisions described under “— Optional Redemption,” and the Company has irrevocably deposited or caused to be deposited in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption,

•	the Company has paid all sums payable under the Indenture in respect of the Notes, and

•	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

With respect to such discharge, the Company will also be required to deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to such discharge have been complied with.

In addition, the Company may terminate all its obligations under the Indenture as they relate to the Notes at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption, and

•

complying with other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Original Issue Date.

The Company may also terminate its obligations under the Indenture, other than the obligation to pay principal of and any interest on the Notes and certain other obligations, at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption, and

•

complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Modification and Waiver

The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Notes:

•	to add to the covenants, agreements and obligations of the Company for the benefit of the holders of all the Notes or to surrender any right or power conferred in the Indenture upon the Company;

•	to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the Notes;

•

to provide for guarantees pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantees,” to provide for release of a Guarantor in compliance with the Indenture and to evidence the succession of another Person to such Guarantor and the assumption by it of the obligations of such Guarantor under the Indenture and such Guarantee;

•	to provide for the issuance of Additional Notes as permitted under the Indenture;

•

to provide for the acceptance of appointment under the Indenture of a successor Trustee and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to cure any ambiguity, omission, defect or inconsistency;

•

to conform the text of the Indenture or the Notes to any provision of the “Description of 2018 Notes” in the offering memorandum of the Company dated December 7, 2010, pursuant to which the Outstanding 2018 Notes were offered and sold;

•	to pledge additional collateral to secure the Notes and Guarantees and to release the Collateral for the Notes and Guarantees as provided in the Indenture; or

•	to make any other change that does not adversely affect the rights of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (including any consent obtained in connection with any purchase or exchange of or tender for Notes), the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the holders of the Notes; provided that no such supplemental indenture will, without the consent of the holder of each such Note affected thereby:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

•

reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under “— Optional Redemption” or with respect to mandatory offers to repurchase Notes described under “— Change of Control Triggering Event”;

•	make any Note payable in money or at a place other than that stated in such Note;

•	make any change in the “Waiver of Existing Defaults,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the Indenture;

•	adversely modify the ranking or priority of the Notes, except for releases of Guarantees and Collateral for the Notes permitted by the Indenture;

•

waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes; or release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

Holders of not less than a majority in principal amount of the outstanding Notes may waive certain past Defaults or Events of Default and may waive compliance by the Company with certain of the restrictive covenants described above.

The Trustee

The Trustee is The Bank of New York Mellon Trust Company, N.A. The Trustee will be permitted to engage in certain transactions with the Company and its subsidiaries; provided, however, if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign upon the occurrence of an Event of Default.

In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the Indenture and the Notes.

Reports to Holders of the Notes

So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

Certain Definitions

Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease Obligations included in any such Sale and Leaseback Transaction.

“Bank Credit Facility” means the Revolving Credit Facility, the Term Loan B Facility, any other bank credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary and any other agreement (including all related ancillary agreements) pursuant to which any of the Indebtedness, Obligations, commitments, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Revolving Credit Facility, the Term Loan B Facility or any other bank credit agreement or credit facility (or under any subsequent Bank Credit Facility) may be refinanced, restructured, renewed, extended, refunded, replaced or increased, as any such Revolving Credit Facility, the Term Loan B Facility, bank credit agreement, credit facility or other agreement may from time to time at the option of the parties thereto be amended, renewed, supplemented or otherwise modified.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall he deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

•

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be; or

•

a “Change of Control” occurs under any of the Other Public Notes or any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means December 22, 2010.

“Collateral” means the property of the Company and the Pledgor Subsidiaries which is at any time subject to the Pledge Agreement.

“Collateral Agent” means Bank of America, N.A., in its capacity as Collateral Agent under the Pledge Agreement and the Intercreditor Agreement, and its successors, assigns and replacements in such capacity.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Company and the Restricted Subsidiaries (not including the Company) under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)	all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Required Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2)	investments in Subsidiaries that are not Restricted Subsidiaries; and

(3)	all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

•	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

•	is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock; or

•	is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

Notwithstanding the foregoing, “Disqualified Stock” shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (B) require the Company to pay the redemption price therefor prior to the repurchase date specified under “— Change of Control Triggering Event” above.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

“Guarantor” means all of our subsidiaries that executed the Indenture on the Original Issue Date and any Restricted Subsidiary that subsequently executes a Guarantee of the Notes pursuant to the terms of the Indenture, until such time as any such subsidiary is released from its Guarantee pursuant to the terms of the Indenture.

“Hedging Obligations” of any Person means the net obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security or a payment-in-kind security, neither the accrual or capitalization of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means on any date of determination (without duplication),

(1)	the principal of and premium (if any) in respect of:

(A)	indebtedness of such Person for money borrowed, and

(B)	indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all Capitalized Lease Obligations of such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but in each case excluding (A) accounts payable and accrued expenses arising in the ordinary course of business and (B) any obligation to pay a contingent purchase price as long as such obligation remains contingent) which would appear as a liability on a balance sheet of a Person prepared on a consolidated basis in accordance with GAAP, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency, other than a contingency solely within the control of such Person, giving rise to the obligations, of any contingent obligations as described above at such date. However, in the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) at such date under such agreements will be included in Indebtedness. In addition, the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP.

“Intercreditor Agreement” means the Collateral Agent and Intercreditor Agreement dated as of May 3, 2006 among the Collateral Agent, the Trustee, the Company, the Pledgor Subsidiaries and the Creditor Representatives referred to therein, as amended, supplemented and otherwise modified from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(1)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(2)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any property other than cash, such Property shall be valued at its fair market value at the time of such Investment as determined by the Board of Directors, in good faith.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge or security interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a Lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property (or to Persons other than the Company or any Restricted Subsidiary) without liability on the part of the Company or any Restricted Subsidiary (other than, in the case of Indebtedness or obligations of a Subsidiary, with respect to the Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary) and a pledge of the equity interests of such Subsidiary or its Subsidiaries) for any deficiency; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, will in each case not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Original Issue Date” means May 3, 2010, the date of the original issue of the Existing 2018 Notes pursuant to the Indenture.

“Other Public Notes” means the Company’s 10 3/4% Senior Notes due 2016, the Company’s 7% Senior Notes due 2015, the Company’s 6 1/4% Senior Notes due 2014, the Company’s 9 1/4% Senior Subordinated Notes due 2012, the Company’s 6% Convertible Senior Subordinated Notes due 2012, the Company’s 6 7/8% Senior Notes due 2011, and the Company’s 6 1/2% Senior Notes due 2010.

“Other Senior Public Notes” means the Other Public Notes excluding the Subordinated Notes.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Pledge Agreement” means the Pledge Agreement dated as of May 3, 2006 among Standard Pacific, the Subsidiaries of Standard Pacific party thereto and the Collateral Agent granting a lien to the Collateral Agent for the benefit of the holders of the Qualified Obligations, in each case as at any time amended, modified, supplemented, renewed or extended.

“Pledgor Subsidiaries” has the meaning given in the Pledge Agreement.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Qualified Obligations” has the meaning given in the Pledge Agreement and includes the Obligations under the Notes and the Indenture.

“Rating Agencies” means (a) each of S&P, Moody’s and Fitch and (b) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons beyond the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by an authorized officer of the Company) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“Rating Category” means:

(1)	with respect to S&P and Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	with respect to any other Rating Agency, those categories most closely approximating those set forth in (1) or (2) above.

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P and Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for any other Rating Agency) will be taken into account (e.g., with respect to S&P and Fitch a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 60 days prior to the earlier of (1) a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the decrease (as compared with the Rating Date) by one or more gradations within Rating Categories as well as between Rating Categories of the rating of the Notes by at least two of the three Rating Agencies during the period commencing on the Rating Date and ending 60 days after the applicable

Change of Control (which period will be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). If less than three Rating Agencies are rating the Notes on any Rating Date, the ratings of the Rating Agency (or Rating Agencies) not rating the Notes will be deemed to have decreased by one or more gradations within Rating Categories or between Rating Categories until three Rating Agencies rate the Notes.

“Restricted Subsidiary” means any 80% or more owned Subsidiary that has not been designated an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain Revolving Credit Agreement (the “Credit Agreement”), dated as of August 31, 2005 among the Company, the several financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent, and the other Loan Documents (as defined in the Credit Agreement) or other analogous documents entered into in connection with any refinancing, restructuring, renewal, extension, refunding, replacement or increase thereof, as any of the foregoing has been or may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) and to add any Subsidiaries as additional direct obligors thereunder.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Secured Indebtedness” means any Indebtedness which is secured by (1) a Lien on any property of the Company or the property of any Restricted Subsidiary or (2) a Lien on Capital Stock owned directly or indirectly by the Company or a Restricted Subsidiary in any Person or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a Person in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness of any Subsidiary that was formed for and is engaged in homebuilding or land development operations which is secured principally by unimproved land (whether entitled or unentitled), improved land (including lots under development), housing units under construction, completed housing units and other related property customarily included as collateral under mortgages, deeds of trust and related documents for homebuilding or land development operations. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Subordinated Notes” means the Company’s 9 1/4% Senior Subordinated Notes due 2012 and the 6% Convertible Senior Subordinated Notes due 2012.

“Subsidiary” means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company or its Subsidiaries, or any Person in which the Company or its Subsidiaries has at least a majority ownership interest.

“Term Loan B Facility” means that certain Term Loan B Credit Agreement (the “Term Loan B Credit Agreement”), dated as of May 5, 2006 among the Company, the several financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent, and the other Loan Documents (as defined in the Term Loan B Credit Agreement) or other analogous documents entered into in connection with any refinancing, restructuring, renewal, extension, refunding, replacement or increase thereof, as any of the foregoing has been or may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) and to add any Subsidiaries as additional direct obligors thereunder.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Unrestricted Subsidiary” means: (i) any Subsidiary in which the Company, directly or indirectly, has less than an 80% ownership interest; (ii) any 80% or more owned Subsidiary which in accordance with the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” has been designated in a resolution adopted by the Board of Directors as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” hereof, be designated by a resolution of the Board of Directors as a Restricted Subsidiary; and (iii) any 80% or more owned Subsidiary a majority of the Voting Stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form

The Notes initially will be represented by notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for the notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the Notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC settlement systems and are subject to changes by DTC. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies (“indirect participants”), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants or indirect participants may beneficially own the Notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each Note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of the Global Note for the 2018 Exchange Notes, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the Notes represented by such Global Note acquired by such participants in the 2018 exchange offer.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on the Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Company expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

DTC has advised the Company that it will take any action permitted to be taken by a holder of the Notes, as the case may be, only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants. So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Notes and the Indenture. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder of the Notes under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes only if:

(a)	DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository within 90 days after the date of such notice,

(b)	the Company in its discretion at any time determines not to have all the Notes represented by such Global Note, or

(c)	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Note.

Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes,

(a)	certificated notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof,

(b)	payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the Company maintained for such purposes, and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

DESCRIPTION OF 2021 EXCHANGE NOTES

The Company will issue the 8 3/8% Senior Notes that are offered hereby (the “2021 Exchange Notes”) in exchange for the Company’s outstanding 8 3/8% Senior Notes due 2021 (the “Outstanding 2021 Notes”) under an indenture dated as of April 1, 1999 (the “Base Indenture”) between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”), as amended and supplemented by a Sixteenth Supplemental Indenture dated as of December 22, 2010, among the Company, as issuer, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which the Outstanding 2021 Notes were issued and the 2021 Exchange Notes will be issued (the “Sixteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of the 2021 Exchange Notes are substantially identical to the terms of the Outstanding 2021 Notes in all material respects, including interest rates and maturity, except that the 2021 Exchange Notes (i) will not contain transfer restrictions and registration rights that relate to the Outstanding 2021 Notes and (ii) will not contain provisions relating to the payment of additional interest to be paid to the holders of Outstanding 2021 Notes under circumstances related to the registration of such notes. The 2021 Exchange Notes will have the same terms as, and will be treated as a single series with, the Outstanding 2021 Notes that remain outstanding after the 2021 exchange offer. Unless otherwise so stated, the Outstanding 2021 Notes and the 2021 Exchange Notes shall be referred to herein collectively as the “Notes”. Holders of the Notes will vote as one series under the Indenture. The Indenture contains provisions which define your rights under the Notes.

References to the “Company”, “we”, “us” or “our” in this “Description of 2021 Exchange Notes” refer only to Standard Pacific Corp. and not any of its subsidiaries. Certain terms used in the following description are defined under “Certain Definitions” below. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

The following is a summary of the material provisions of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is qualified in its entirety by reference to the Indenture. You are referred to the Indenture and the Trust Indenture Act for a statement thereof. We urge you to read the Indenture. Copies of the Indenture may be obtained from the Company at the Company’s address set forth under “Where You Can Find More Information.”

General

The Notes will:

•	be general unsecured obligations of the Company;

•	rank equally in right of payment with all existing and future general obligations of the Company (except for current and future obligations that may be subordinated to the Notes);

•	be effectively subordinated to any secured obligations of the Company to the extent of the value of the collateral securing such obligations;

•	be structurally subordinated to obligations of subsidiaries of the Company that are not Guarantors;

•	be guaranteed by each subsidiary of Standard Pacific that is a guarantor of Standard Pacific’s obligations under the 2018 Notes Indenture (as defined below);

•	mature on January 15, 2021; and

•	initially be limited to $400 million aggregate principal amount, subject to the Company’s ability to issue Additional Notes (as defined below).

The Guarantees will:

•	be general unsecured obligations of the Guarantors;

•	be effectively subordinated to any secured obligations of a Guarantor to the extent of the value of the collateral securing such obligations; and

•	be structurally subordinated to obligations of subsidiaries of a Guarantor that are not themselves Guarantors.

Under the Indenture, the Company may “reopen” the Notes and issue additional Notes (“Additional Notes”) without the consent of the holders of the Notes.

Since the operations of the Company are currently conducted in part through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings and cash resources of those subsidiaries and are subject to various business considerations. Certain laws also restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. Except to the extent these restrictions do not apply to subsidiaries that are Guarantors, we would not be able to receive the earnings or cash resources of those subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Guarantees. If this were to occur, we would also be unable to use the earnings or cash resources of these Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt. Claims of creditors of any subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries, if any, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes and each Guarantee will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries that are not Guarantors.

At December 31, 2010, the total indebtedness of our Subsidiaries (excluding indebtedness related to our Guarantor Subsidiaries and mortgage banking operations) was approximately $101.5 million, including trade payables and accrued liabilities. The Indenture does not limit the incurrence of unsecured Indebtedness or other liabilities by the Company or its subsidiaries.

Each Note will bear interest at 8 3/8% per annum from December 22, 2010. Interest on the Notes will be payable on each January 15 and July 15 (each an “Interest Payment Date”), commencing July 15, 2011, to holders of record at the close of business on the January 1 and July 1 immediately preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

The Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of Notes to be redeemed. The Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent, as defined below, of 100% of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the Notes to be redeemed, exclusive of interest accrued to the redemption date, which we refer to as the “Remaining Life,” discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (a) Citigroup Global Markets Inc. and its successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City, a “primary treasury dealer,” the Company will substitute therefor another primary treasury dealer, and (b) two other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before 11:00 a.m. (New York City time) on the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

The Company may at any time, and from time to time, purchase any or all of the Notes at any price or prices in the open market or otherwise.

Note Guarantees

Each subsidiary of the Company that is a guarantor of the Company’s obligations under the Other Public Notes (except for Pala Village Investments, Inc., a subsidiary that does not have any active business operations) will unconditionally, jointly and severally, and irrevocably guarantee (each such guarantee a “Guarantee”), on a senior basis, punctual payment when due whether at stated maturity or otherwise, by acceleration or otherwise, all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, or otherwise. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. There can be no assurance that such limitation would be enforced by a court considering the issue. For instance, in a recent Florida bankruptcy case, this type of limitation was found to be ineffective to preserve the subsidiary guarantees challenged in such case. If notwithstanding such limitation a Guarantee of a Guarantor were avoided, the Notes would be structurally subordinated to the obligations of such Guarantor. See “Risk Factors — The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the guarantors.” Each Guarantor that makes a payment under its Guarantees will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective adjusted net assets (as defined) of all the Guarantors at the time of such payment.

As described under “— Certain Covenants — Future Subsidiary Guarantees,” any Restricted Subsidiary that guarantees certain Indebtedness also will be required to provide a Guarantee of the Notes and the Indenture.

The Guarantee of a Guarantor will be released upon:

(a)	the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets or its Capital Stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company;

(b)	discharge of the Indenture or defeasance of the Notes, as provided under the heading “— Discharge and Defeasance”;

(c)	any Restricted Subsidiary ceasing to be a Restricted Subsidiary as a result of the Company, directly or indirectly, owning less than 80% of such Subsidiary;

(d)	any Guarantor ceasing to guarantee all Other Public Notes and any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States; or

(e)	the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

and in each such case such Guarantor shall be deemed automatically and unconditionally released and discharged from all the Guarantor’s obligations under the Guarantee with respect to the Notes without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the Notes. In the event of a transfer of all or substantially all of the assets or Capital Stock of such Guarantor to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company, the Person acquiring such assets or stock of such Guarantor shall not be subject to the Guarantor’s obligations under the Guarantee.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee with respect to the Notes upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Guarantor, the Company, the Trustee or any holder of the Notes.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder shall have the right to require that the Company repurchase all or a portion of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the occurrence of a Change of Control Triggering Event but after the public announcement of the transaction that constitutes or may constitute a Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating:

•

that a Change of Control Triggering Event has occurred or will occur and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts and relevant financial information regarding such Change of Control Triggering Event;

•	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

•

if mailed prior to the occurrence of a Change of Control Triggering Event, that the right to require the Company to purchase such holder’s Notes is conditioned on the Change of Control Triggering Event occurring on or prior to the repurchase date specified in such notice; and

•	the instructions determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes repurchased.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Under any new Bank Credit Facility the Company may enter into, the occurrence of a change of control (which term may be defined broadly under such Bank Credit Facility), may result in a default or event of default under such Bank Credit Facility (unless the facility is prepaid and terminated) and any amounts owed thereunder may thereupon become due and payable. The occurrence of a Change of Control will also constitute a change of control under the indentures governing the Other Public Notes (other than the 2012 Notes, the 2014 Notes and the 2015 Notes), providing each holder of Other Public Notes (other than the 2012 Notes, 2014 Notes and 2015 Notes) the right to require the Company to repurchase such notes. However, the right to require the Company to repurchase such Other Public Notes (other than the 2018 Notes) upon a Change of Control is not also conditioned upon a Rating Decline, so there may be circumstances where the Company would be required to purchase Other Public Notes but not the Notes. Future Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a

Change of Control or Change of Control Triggering Event. The Company’s failure to purchase the Notes in connection with a Change of Control Triggering Event would result in a default under the Indenture which could, in turn, constitute a default under other Indebtedness.

Except as described above, to the extent permitted by the Indenture, the Company could enter into transactions such as acquisitions, refinancings, recapitalizations or highly leveraged transactions that would not result in a Change of Control requiring the Company to repurchase the Notes. In addition, the definition of Change of Control in the Indenture includes the sale of “all or substantially all” of the assets of the Company. There is no precise established definition of the phrase “substantially all” under New York law, the law which governs the Indenture. Accordingly, upon a sale of less than all of the assets of the Company, the ability of a holder of Notes to require the Company to repurchase such Notes may be uncertain.

Certain Covenants

The Indenture does not include any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities for the benefit of the Notes nor does it include any covenants or other provisions intended to protect holders of the Notes in the event of a highly leveraged transaction, other than with respect to certain change of control transactions. See “— Change of Control Triggering Event.”

Restrictions on Secured Indebtedness

The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary to, Incur any Secured Indebtedness unless the Notes will be secured equally and ratably with (or prior to) such Secured Indebtedness, with certain exceptions. This restriction does not prohibit the Incurrence of Secured Indebtedness which is secured by:

(a)	Liens on model homes, homes under construction, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures, equipment located thereat or thereon and other related property customarily included as collateral under mortgages, deeds of trust and related documents for a homebuilding or other land development project;

(b)	Liens on assets at the time of their acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Liens secure obligations assumed by the Company or a Restricted Subsidiary, or on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(c)	Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(d)	Liens incurred in connection with pollution control, industrial revenue, water sewage or any similar item; and

(e)	Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary of the Company.

Additionally, such permitted Secured Indebtedness includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Indebtedness permitted at the time of the original Incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may Incur Secured Indebtedness, without equally or ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding

(i) Secured Indebtedness permitted under clauses (a) through (e) above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) and (ii) any Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) under “— Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Indebtedness are not applicable to Non-Recourse Indebtedness by virtue of the definition of Secured Indebtedness, and will not restrict or limit our or our Restricted Subsidiaries’ ability to Incur any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to Incur any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(a)	notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(b)	fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company and communicated in writing to the Trustee); and

(c)	the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds therefrom either:

•

to the redemption, repayment or retirement of (i) the Notes or any Other Senior Public Notes (including the cancellation by the Trustee of any Notes or Other Senior Public Notes delivered by the Company to the Trustee or the trustee of such Other Senior Public Notes), (ii) other Indebtedness of the Company that ranks equally with the Notes, including under any Bank Credit Facility, or (iii) Indebtedness of any Guarantor that ranks equally with its Guarantee of the Notes, or

•	to the purchase by the Company or any Restricted Subsidiary of the Company of property used in their respective businesses.

This provision will not apply to a Sale and Leaseback Transaction that relates to a sale of a property that occurs within 180 days from the later of (x) the date of acquisition of the property by the Company or a Restricted Subsidiary, (y) the date of the completion of the construction of that property or (z) the date of commencement of full operations on that property. In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction without satisfying the conditions set forth in clauses (a), (b) and (c) above if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding Secured Indebtedness permitted under clauses (a) through (e) described in “— Restrictions on Secured Indebtedness,” above (and any permitted amendment, restatement, supplement, renewal, replacement, extension or refunding thereof) or Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (a), (b) and (c) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Future Subsidiary Guarantees

The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any of the Other Public Notes or other notes issued by the

Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States (other than guarantees in existence on the Original Issue Date, including the guarantees of the Other Public Notes (other than the 2018 Notes) by Pala Village Investments, Inc. in existence as of such date) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the Notes on the same terms as the guarantee of such Other Public Notes or other notes issued under an indenture or comparable documents used in jurisdictions outside of the United States (except that the guarantee of the Subordinated Notes (and other notes that are subordinated to any notes issued under an indenture or comparable documents used in jurisdictions outside of the United States) shall be subordinated to the guarantee of the Notes to the same extent as the Subordinated Notes are subordinated to the Notes).

Designation of Restricted and Unrestricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, (a) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (b) make any additional Investment in any Unrestricted Subsidiary unless the amount of such Investment (or deemed Investment in the case of a designation), when taken together with all Investments (including by way of designation) made in Unrestricted Subsidiaries after the Original Issue Date, would not exceed the sum of (without duplication):

(i)	the aggregate amount of Restricted Payments (measured at the time of any proposed Investment) that would be permitted to be made pursuant to Section 4.08(c)(iii) (without giving effect to the other clauses of Section 4.08(c)) of the Company’s indenture (the “2016 Notes Indenture”) dated as of September 17, 2009 in respect of the 2016 Notes (the “2016 Notes Indenture”); provided, however, that if the 2016 Notes are repaid, prepaid, redeemed, defeased, retired or otherwise cease to exist, “Unrestricted Subsidiary” and “Restricted Subsidiary”, as such terms are defined for purposes of the Notes, shall be used for purposes of the foregoing calculation;

(ii)	100% of dividends or distributions (the fair market value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary; provided, however, that in the case of an Unrestricted Subsidiary that is created after the Measurement Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Measurement Date), such credit shall not exceed the amount of Investments by the Company and the Restricted Subsidiaries made in such Unrestricted Subsidiary after the Measurement Date;

(iii)	the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing amount shall not exceed, in the case of any Unrestricted Subsidiary that is created after the Measurement Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Measurement Date), the amount of Investments made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary after the Measurement Date; and

(iv)	$10.0 million.

The Company will not (A) permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless (1) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (2) such Subsidiary complies with the provisions of the covenant described under “— Future Subsidiary Guarantees” or (B) permit any Unrestricted Subsidiary that is an Unrestricted Subsidiary under the 2016 Notes Indenture or the 2018 Notes Indenture to be designated as a Restricted Subsidiary under the 2016 Notes Indenture or the 2018 Notes Indenture unless it would be permitted to designate and concurrently does so designate such Subsidiary as a Restricted Subsidiary.

Promptly after the adoption of any Board Resolution designating a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, a copy thereof shall be filed with the

Trustee, together with an officers’ certificate stating that the provisions of this covenant have been complied with in connection with such designation.

As of the date hereof, Standard Pacific Mortgage, Inc. and its Subsidiaries and Standard Pacific Investment Corp. and its Subsidiaries are Unrestricted Subsidiaries.

Mergers and Sales of Assets by the Company

The Indenture provides that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to another Person unless:

•

such Person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the Notes; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Except as provided under “— Note Guarantees,” no Guarantor will be permitted to transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

•

the Person acquiring the property in any such transfer or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under the Indenture (including its Guarantee of the Notes) pursuant to an agreement reasonably satisfactory to the Trustee; and

•	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

provided, that, nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any transfer of all or substantially all assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, merger or transfer between a Guarantor and the Company or another Guarantor, the Guarantee given by the non-surviving or transferring Guarantor in the transaction shall no longer have any force or effect.

Events of Default

The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the Notes may rescind such a declaration.

Under the Indenture, an Event of Default is defined as any of the following:

•	failure by the Company to pay the principal or premium of any Note when due;

•	failure by the Company to pay any interest on any Note when due, continuing for 30 days;

•

failure by the Company to comply with its other agreements in the Notes or the Indenture upon the receipt by the Company of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes and (except in the case of a default with respect to the covenants described in “— Mergers and Sales of Assets by the Company”) the Company’s failure to cure such Default within 60 days after receipt by the Company of such notice;

•	certain events of bankruptcy or insolvency;

•

default under any mortgage, indenture (including the Base Indenture and the supplemental indentures thereto in respect of the terms of the Other Public Notes) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $25 million or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than the Notes and Non-Recourse Indebtedness) in the aggregate of $25 million or more becoming or being declared due and payable before it would otherwise become due and payable;

•

entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding; or

•

except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

The Trustee shall give notice to holders of the Notes of any continuing Default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice, of any Default other than a default in payment of principal of or interest on the Notes, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that such directions shall not be in conflict with any law or the Indenture and are subject to certain other limitations. The Trustee may refuse to exercise any right or power under the Indenture at the direction of such holders if the Trustee has not been provided with indemnity satisfactory to it. No holder of Notes will have any right to pursue any remedy with respect to the Indenture or the Notes, unless:

•	such holder shall have previously given the Trustee written notice of a continuing Event of Default;

•	the holders of at least a majority in aggregate principal amount of the outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

•	such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee;

•	the Trustee shall have failed to comply with the request within 60 days after receipt of such request and offer of indemnity; and

•	the holders of a majority in aggregate principal amount of the Notes have not given the Trustee a direction inconsistent with such request.

Notwithstanding the foregoing, the right of any holder of any Note to receive payment of the principal of and interest on such Note on the stated maturity expressed in such Note or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the Notes may waive an existing Default or Event of Default and its consequences, other than: any Default or Event of Default in any payment of the principal of or interest on any Note; or any Default or Event of Default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each Note as described in “— Modification and Waiver” below.

The Company is required to deliver to the Trustee an annual certificate regarding compliance with the Indenture, and include in such certificate whether any Officer of the Company is aware of any Default or Event of Default and a statement describing such Default or Event of Default, if any.

Acceleration

Except with respect to an Event of Default due to certain bankruptcy or insolvency events, if an Event of Default has occurred and is continuing, the Trustee by notice to the Company, or the holders of at least 25% of the outstanding Notes by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. If there is an Event of Default due to certain bankruptcy or insolvency events, then the Notes, without any declaration, notice or other act on the part of the Trustee and the Company or any holder, shall automatically be due and payable immediately. Holders of a majority in principal amount of outstanding Notes may rescind an acceleration and its consequences (other than an acceleration due to nonpayment of principal of, or interest on, the Notes); provided that the rescission does not conflict with any judgment or decree and all existing Events of Default (other than non-payment of accelerated principal and premium, if any) have been cured or waived.

Discharge and Defeasance

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) when:

•

either (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (2) all Notes not delivered to the Trustee for cancellation have become due and payable, will become due and payable at stated maturity within one year or are to be called for redemption by the Company within one year pursuant to the provisions described under “— Optional Redemption,” and the Company has irrevocably deposited or caused to be deposited in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption,

•	the Company has paid all sums payable under the Indenture in respect of the Notes, and

•	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

With respect to such discharge, the Company will also be required to deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to such discharge have been complied with.

In addition, the Company may terminate all its obligations under the Indenture as they relate to the Notes at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption, and

•

complying with other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Original Issue Date.

The Company may also terminate its obligations under the Indenture, other than the obligation to pay principal of and any interest on the Notes and certain other obligations, at any time by:

•

depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and any interest on the Notes to their maturity or redemption, and

•

complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Modification and Waiver

The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Notes:

•	to add to the covenants, agreements and obligations of the Company for the benefit of the holders of all the Notes or to surrender any right or power conferred in the Indenture upon the Company;

•	to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the Notes;

•

to provide for guarantees pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantees,” to provide for release of a Guarantor in compliance with the Indenture and to evidence the succession of another Person to such Guarantor and the assumption by it of the obligations of such Guarantor under the Indenture and such Guarantee;

•	to provide for the issuance of Additional Notes as permitted under the Indenture;

•

to provide for the acceptance of appointment under the Indenture of a successor Trustee and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to cure any ambiguity, omission, defect or inconsistency;

•

to conform the text of the Indenture or the Notes to any provision of the “Description of 2021 Notes” in the offering memorandum of the Company, dated December 7, 2010, pursuant to which the Outstanding 2021 Notes were offered and sold;

•	to pledge collateral to secure the Notes and Guarantees and to release any collateral securing the Notes and Guarantees as provided in the Indenture; or

•	to make any other change that does not adversely affect the rights of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (including any consent obtained in connection with any purchase or exchange of or tender for the Notes), the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the holders of the Notes; provided that no such supplemental indenture will, without the consent of the holder of each such Note affected thereby:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

•

reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under “— Optional Redemption” or with respect to mandatory offers to repurchase Notes described under “— Change of Control Triggering Event”;

•	make any Note payable in money or at a place other than that stated in such Note;

•	make any change in the “Waiver of Existing Defaults,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the Indenture;

•	adversely modify the ranking or priority of the Notes, except for releases of Guarantees and collateral securing the Notes permitted by the Indenture;

•

waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes; or release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

Holders of not less than a majority in principal amount of the outstanding Notes may waive certain past Defaults or Events of Default and may waive compliance by the Company with certain of the restrictive covenants described above.

The Trustee

The Trustee is The Bank of New York Mellon Trust Company, N.A. The Trustee will be permitted to engage in certain transactions with the Company and its subsidiaries; provided, however, if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign upon the occurrence of an Event of Default.

In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the Indenture and the Notes.

Reports to Holders of the Notes

So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

Certain Definitions

Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2012 Notes” means the Company’s 9 1/4% Senior Subordinated Notes due 2012.

“2014 Notes” means the Company’s 6 1/4% Senior Notes due 2014.

“2015 Notes” means the Company’s 7% Senior Notes due 2015.

“2016 Notes” means the Company’s 10.750% Senior Notes due 2016.

“2018 Notes” means the Company’s 8 3/8% Senior Notes due 2018.

“2018 Notes Indenture” means the Base Indenture as amended and supplemented by the Fourteenth Supplemental Indenture and the Fifteenth Supplemental Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease Obligations included in any such Sale and Leaseback Transaction.

“Bank Credit Facility” means any bank credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary and any other agreement (including all related ancillary agreements) pursuant to which any of the Indebtedness, Obligations, commitments, costs, expenses, fees, reimbursements and other indemnities payable or owing under any bank credit agreement or credit facility (or under any subsequent Bank Credit Facility) may be refinanced, restructured, renewed, extended, refunded, replaced or increased, as any such bank credit agreement, credit facility or other agreement may from time to time at the option of the parties thereto be amended, renewed, supplemented or otherwise modified.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall he deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

•

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be; or

•

a “Change of Control” occurs under any of the Other Public Notes or any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Company and the Restricted Subsidiaries (not including the Company) under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)	all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Required Subsidiaries are required to accrue pursuant to Accounting Standards Codification 715 (formerly Statement of Financial Accounting Standards No. 106);

(2)	investments in Subsidiaries that are not Restricted Subsidiaries; and

(3)	all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

•	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

•	is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock; or

•	is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

Notwithstanding the foregoing, “Disqualified Stock” shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (B) require the Company to pay the redemption price therefor prior to the repurchase date specified under “— Change of Control Triggering Event” above.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

“Guarantor” means all of our subsidiaries that execute a Guarantee of the Notes on the Original Issue Date and any Restricted Subsidiary that subsequently executes a Guarantee of the Notes pursuant to the terms of the Indenture, until such time as any such subsidiary is released from its Guarantee pursuant to the terms of the Indenture.

“Hedging Obligations” of any Person means the net obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security or a payment-in-kind security, neither the accrual or capitalization of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means on any date of determination (without duplication),

(1)	the principal of and premium (if any) in respect of:

(A)	indebtedness of such Person for money borrowed, and

(B)	indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all Capitalized Lease Obligations of such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but in each case excluding (A) accounts payable and accrued expenses arising in the ordinary course of business and (B) any obligation to pay a contingent purchase price as long as such obligation remains contingent) which would appear as a liability on a balance sheet of a Person prepared on a consolidated basis in accordance with GAAP, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency, other than a contingency solely within the control of such Person, giving rise to the obligations, of any contingent obligations as described above at such date. However, in the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) at such date under such agreements will be included in Indebtedness. In addition, the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(1)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(2)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any property other than cash, such property shall be valued at its fair market value at the time of such Investment as determined by the Board of Directors, in good faith.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge or security interest.

“Measurement Date” means May 3, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a Lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property (or to Persons other than the Company or any Restricted Subsidiary) without liability on the part of the Company or any Restricted Subsidiary (other than, in the case of Indebtedness or obligations of a Subsidiary, with respect to the Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary) and a pledge of the equity interests of such Subsidiary or its Subsidiaries) for any deficiency; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, will in each case not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Original Issue Date” means December 22, 2010.

“Other Public Notes” means the Company’s 8 3/8% Senior Notes due 2018, the Company’s 10 3/4% Senior Notes due 2016, the Company’s 7% Senior Notes due 2015, the Company’s 6 1/4% Senior Notes due 2014, the Company’s 9 1/4% Senior Subordinated Notes due 2012 and the Company’s 6% Convertible Senior Subordinated Notes due 2012.

“Other Senior Public Notes” means the Other Public Notes excluding the Subordinated Notes.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agencies” means (a) each of S&P, Moody’s and Fitch and (b) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons beyond the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by an authorized officer of the Company) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“Rating Category” means:

(1)	with respect to S&P and Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	with respect to any other Rating Agency, those categories most closely approximating those set forth in (1) or (2) above.

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P and Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for any other Rating Agency) will be taken into account (e.g., with respect to S&P and Fitch a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 60 days prior to the earlier of (1) a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the decrease (as compared with the Rating Date) by one or more gradations within Rating Categories as well as between Rating Categories of the rating of the Notes by at least two of the three

Rating Agencies during the period commencing on the Rating Date and ending 60 days after the applicable Change of Control (which period will be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). If less than three Rating Agencies are rating the Notes on any Rating Date, the ratings of the Rating Agency (or Rating Agencies) not rating the Notes will be deemed to have decreased by one or more gradations within Rating Categories or between Rating Categories until three Rating Agencies rate the Notes.

“Restricted Subsidiary” means any 80% or more owned Subsidiary that has not been designated an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Secured Indebtedness” means any Indebtedness which is secured by (1) a Lien on any property of the Company or the property of any Restricted Subsidiary or (2) a Lien on Capital Stock owned directly or indirectly by the Company or a Restricted Subsidiary in any Person or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a Person in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness of any Subsidiary that was formed for and is engaged in homebuilding or land development operations which is secured principally by unimproved land (whether entitled or unentitled), improved land (including lots under development), housing units under construction, completed housing units and other related property customarily included as collateral under mortgages, deeds of trust and related documents for homebuilding or land development operations. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Subordinated Notes” means the Company’s 9 1/4% Senior Subordinated Notes due 2012 and the Company’s 6% Convertible Senior Subordinated Notes due 2012.

“Subsidiary” means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company or its Subsidiaries, or any Person in which the Company or its Subsidiaries has at least a majority ownership interest.

“Unrestricted Subsidiary” means: (i) any Subsidiary in which the Company, directly or indirectly, has less than an 80% ownership interest; (ii) any 80% or more owned Subsidiary which in accordance with the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” has been designated in a resolution adopted by the Board of Directors as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” hereof, be designated by a resolution of the Board of Directors as a Restricted Subsidiary; and (iii) any 80% or more owned Subsidiary a majority of the Voting Stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form

The Notes initially will be represented by notes in registered, global form without interest coupons (collectively, the Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for the notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement systems and are subject to changes by DTC. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies (“indirect participants”), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants or indirect participants may beneficially own the Notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each Note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of the Global Note for the 2021 Exchange Notes, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the Notes represented by such Global Note acquired by such participants in the 2021 exchange offer.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on the Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Company expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

DTC has advised the Company that it will take any action permitted to be taken by a holder of the Notes, as the case may be, only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants. So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Notes and the Indenture. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder of the Notes under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes only if:

(a)	DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository within 90 days after the date of such notice,

(b)	the Company in its discretion at any time determines not to have all the Notes represented by such Global Note, or

(c)	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Note.

Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes,

(a)	certificated notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof,

(b)	payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the Company maintained for such purposes, and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the exchange notes and the exchange offers. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the U.S. Internal Revenue Service (“IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold the exchange notes as a hedge or who hedge the interest rate on the exchange notes). In addition, this summary does not include any description of the tax laws of any state, local or non- U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the exchange notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. Holder” is a beneficial owner of the exchange notes that is an individual, corporation, estate, or trust and is not a U.S. Holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the exchange notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES AND OF THE EXCHANGE OFFERS AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

Classification of the Exchange Notes

In certain circumstances (see “Description of 2018 Notes—Change of Control Triggering Event” and “Description of 2021 Notes—Change of Control Triggering Event,” respectively, and “Description of 2018 Notes—Registration Rights” and “Description of 2021 Notes—Registration Rights,” respectively), the notes provide for the payment of certain amounts in excess of the stated interest and principal. In addition, in certain circumstances (see “Description of 2018 Notes—Certain Covenants—Restrictions on Sale and Leaseback Transactions” and “Description of 2021 Notes—Certain Covenants—Restrictions on Sale and Leaseback Transactions,” respectively), we may be required to redeem, repay, or retire all or a portion of the notes out of the net proceeds from certain transactions prior to maturity. These contingencies could subject the notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of an exchange note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the outstanding notes and exchange notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the outstanding notes and exchange notes of the contingent payment debt regulations and the consequences thereof.

U.S. Federal Income Tax Consequences of the Exchange Offers

The exchange of outstanding notes for exchange notes in the exchange offers described herein should not constitute a material modification of the terms of the outstanding notes and thus should not constitute a taxable event to the holders. Consequently, holders should not recognize gain upon receipt of exchange notes in exchange for outstanding notes in the applicable exchange offer. A holder’s basis in the exchange note received in the applicable exchange offer should be the same as its basis in the corresponding outstanding notes immediately before the exchange. The holder’s holding period in the exchange notes should include its holding period in the outstanding notes exchanged therefor.

U.S. Federal Income Tax Consequences of Ownership and Disposition of the Exchange Notes to U.S. Holders

Treatment of Stated Interest

Stated interest on the exchange notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the exchange note) and will be taxable to U.S. Holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting.

Issue Price of the Notes

The “issue price” of a note generally is the first price at which a substantial amount of the “issue” of the notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). A note will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes to the extent their issue price (excluding any amount attributable to pre-issuance accrued interest) is less than their stated principal amount (by more than a de minimis amount).

The outstanding 2018 notes have been treated as being part of the same issue as the outstanding registered 2018 notes. Therefore, the outstanding 2018 notes and the 2018 exchange notes are expected to have the same “issue price” as the outstanding registered 2018 notes, which is equal to the face amount of the notes. The 2018 exchange notes offered hereby are therefore not expected have any OID.

The outstanding 2021 notes were issued with no more than a de minimis amount of discount. Therefore, the outstanding 2021 notes and 2021 exchange notes will not be treated as having any OID for United States federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of a U.S. Holder’s purchase price for the outstanding 2018 notes was allocable to interest that accrued prior to the date the outstanding 2018 note was purchased (“pre-issuance accrued interest”). A U.S. Holder should exclude a corresponding portion of the first interest payment on the 2018 exchange note from gross income and treat such portion as a return of the pre-issuance accrued interest. U.S. Holders should consult their tax advisors concerning the tax treatment of pre-issuance accrued interest.

Amortizable Bond Premium

If a U.S. Holder purchases an exchange note for an amount (excluding any amount attributable to pre-issuance accrued interest with respect to such note) in excess of the exchange note’s principal amount, the excess will constitute amortizable bond premium. In such case, the U.S. Holder generally may elect to deduct against its interest income on the exchange notes the portion of the amortizable bond premium allocable to such year, determined in accordance with a constant yield method over the remaining term of the exchange notes. The U.S. Holder’s adjusted tax basis in the exchange notes will be decreased by the amount of amortizable bond premium used to offset its interest income. An election to deduct amortizable bond premium applies to all taxable bonds held during or after the taxable year for which the election is made and can be revoked only with the consent of the IRS.

Sale or Other Disposition of the Exchange Notes

In general, upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (2) the U.S. Holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in an exchange note generally will be equal to the holder’s cost therefor. Gain or loss realized on the sale or other taxable disposition of an exchange note will generally be capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition the holder has held the note for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market Discount

An exchange note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the exchange notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued

to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Backup Withholding and Information Reporting

In general, a U.S. Holder of the exchange notes will be subject to backup withholding with respect to interest on the exchange notes, and the proceeds of a sale or other disposition (including a retirement or redemption) of the exchange notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. Holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. Holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

New Legislation

For taxable years beginning after December 31, 2012, newly enacted legislation requires certain U.S. Holders who are individuals, estates or certain trusts to pay a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and net gains from the disposition of the exchange notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the exchange notes. U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of new U.S. federal income tax legislation on their ownership and disposition of the exchange notes.

U.S. Federal Income Tax Consequences of Ownership and Disposition of the Exchange Notes to Non-U.S. Holders

Treatment of Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. Holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the exchange notes that is not effectively connected with the non-U.S. Holder’s trade or business, provided that:

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock entitled to vote;

•	the non-U.S. Holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. Holder is not a “controlled foreign corporation” that is related (actually or constructively) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

if a non-U.S. Holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. Holder by name and address and stating, among other matters, that the non-U.S. holder is not a United States person;

•

if an exchange note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. Holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof; or

•

if a financial institution or other intermediary that holds the exchange notes on behalf of the non-U.S. Holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the exchange notes that is paid to a non-U.S. Holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing us or our paying agent a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides us or our paying agent an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI or W-8BEN, as applicable (or suitable successor form).

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, the non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. Holder in the United States, provided that the non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of the Exchange Notes

Subject to the discussion of backup withholding below, a non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of an exchange note, unless:

•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a “tax home” in the United States and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the exchange notes in the same manner as a U.S. Holder. In addition, corporate non-U.S. Holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. Holder the amount of any interest paid on the exchange notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. Holders who have provided certification to us or our paying agent as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our paying agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of an exchange note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of an exchange note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder certifies to us or our paying agent as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our paying agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the applicable exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the effective date of the registration statement to which this prospectus relates and ending on the close of business 180 days after such date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the time periods prescribed by applicable securities laws lapse, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the applicable exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the applicable exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the registration statement to which this prospectus relates, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we filed with the SEC registering the offering and issuance of the exchange notes. The registration statement, including the exhibits, contains additional relevant information about us and the exchange notes that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the entire registration statement for further information about us and the exchange notes.

Standard Pacific files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Standard Pacific, who file electronically with the SEC. The address of that web site is www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

In addition, Standard Pacific’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we disclose important information about us and our financial condition to you by referring you to another document filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we later file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents that Standard Pacific has filed with the SEC, which means that we can disclose important information to you by referring to those filings:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 7, 2011; and

•	our Current Report on Form 8-K filed on March 1, 2011.

We also incorporate by reference any filings made with the SEC on or after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15( d) of the Exchange Act prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer and resales contemplated hereby. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

John P. Babel, Secretary

Standard Pacific Corp.

26 Technology Drive

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

LEGAL MATTERS

Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of December 31, 2010 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$675,000,000

Standard Pacific Corp.

Offers to Exchange

All of Our Outstanding

8 3/8% Senior Notes due 2018 issued on December 22, 2010

for

New 8 3/8% Senior Notes due 2018

and

All of Our Outstanding

8 3/8% Senior Notes due 2021

for

New 8 3/8% Senior Notes due 2021

PROSPECTUS

                    , 2011

PART II

Item 20.	Indemnification of Directors and Officers

Standard Pacific Corp.

Standard Pacific is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Standard Pacific under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Standard Pacific’s Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Standard Pacific will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Standard Pacific or is or was serving at the request of Standard Pacific as a director or officer of another corporation or enterprise. Standard Pacific may, in its discretion, similarly indemnify its employees and agents.

Standard Pacific has entered into indemnification agreements with its officers and directors.

Standard Pacific’s Certificate of Incorporation, as amended, relieves its directors from monetary damages to Standard Pacific or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

Standard Pacific currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Standard Pacific.

Co-Registrants

Certain officers and other employees of Standard Pacific Corp. serve at the request of Standard Pacific Corp. as a director, officer, employee or agent of the co-registrants, and thus may be entitled to indemnification under the provisions set forth above. In addition to potential indemnification by Standard Pacific Corp., the directors, officers, employees and agents of the co-registrants are also entitled to indemnification and exculpation for certain monetary damages to the extent provided in the applicable co-registrant’s organizational documents or under the laws under which the co-registrants are organized as described below.

Delaware Corporations

The co-registrants that are Delaware corporations are subject to the provisions of the DGCL described above with respect to Standard Pacific Corp. The certificates of incorporation and bylaws of these co-registrants provide, in effect, that, to the fullest extent and under the circumstances permitted by the DGCL, each co-registrant that is a Delaware corporation will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of such co-registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of such co-registrant, or is or was serving at the request of such co-registrant as a director or officer of another corporation or enterprise.

Delaware Limited Liability Companies

The co-registrants that are Delaware limited liability companies are subject to Section 18-108 of the Delaware Limited Liability Company Act, which provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of these co-registrants provide that each co-registrant shall indemnify and hold harmless each member and officer of such co-registrant (and their affiliates) against any and all losses, claims, damages, expenses and liabilities (including any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such indemnified person may at any time become subject to or liable for by reason of (i) the formation, operation or termination of the co-registrant, (ii) the indemnified person’s acting as a member or officer under the limited liability company agreement of the co-registrant, or (iii) the authorized actions of such indemnified person in connection with the conduct of the affairs of the co-registrant (including, without limitation, indemnification against negligence, gross negligence or breach of duty). However, indemnification is not provided for liability resulting from (x) any act or omission that involves actual fraud or willful misconduct or (y) any transaction from which an improper personal benefit is derived. The limited liability company agreements of such co-registrants also provide for advancement of costs and expenses that are subject to indemnification, so long as the indemnified person provides the co-registrant with a written undertaking to reimburse the co-registrant for all amounts so advanced, if it is ultimately determined that such person is not entitled to indemnification.

California Limited Liability Company

The co-registrant that is a California limited liability company is subject to Section 17155 of the Beverly-Killea Limited Liability Company Act, which provides that, except for a breach of certain fiduciary duties, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity. Such section also provides that the company shall have the power to purchase and maintain insurance on behalf of any manager, member, officer, employee or agent of the company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the company.

The limited liability company agreement of Lagoon Valley Residential, LLC (the only co-registrant that is a California limited liability company) provides that the company shall indemnify and hold harmless the member of the company for all costs, losses, liabilities, and damages paid or accrued by the member in connection with the business of the company or because such person is a member of the company to the fullest extent provided or allowed by the law of the State of California.

Florida Limited Liability Company

The co-registrant that is a Florida limited liability company is subject to Section 608.4229 of the Florida Limited Liability Company Act, which provides that subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, and except with respect to certain criminal or improper acts and unlawful distributions, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The operating agreement of Residential Acquisition GP, LLC (the only co-registrant that is a Florida limited liability company) states that, to the maximum extent permitted by applicable law, the company shall indemnify its members against and agree to hold its members harmless from, all liabilities and claims (including reasonable attorney’s fees and expenses in defending against such liabilities and claims) against a member arising from such member’s performance of its duties in conformance with the terms of the operating agreement. In addition, in the event that a member shall become liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the company, then the company shall indemnify the member and hold the member harmless from and against any liability of the member (together with reasonable attorney’s fees and expenses in defending against any claimant seeking to impose any such liability) to the extent that it related to or arose out of any action taken or any transaction effected by the member under the operating agreement or any action which the member failed to take or any transaction which the member failed to effect and which the member was obligated to take or effect under the operating agreement.

Florida Limited Partnership

The co-registrant that is a Florida Limited Partnership is subject to Section 620.1406(6) of the Florida Revised Uniform Limited Partnership Act, which provides that a limited partnership shall indemnify a general partner for liabilities incurred by the general partner in the ordinary course of the activities of the partnership or for the preservation of its activities or properties if such liabilities were incurred in good faith and either in the furtherance of the limited partnership’s purposes or the ordinary scope of its activities.

The limited partnership agreement of Hilltop Residential, Ltd. (the only co-registrant that is a Florida limited partnership) provides that the partnership shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each partner against any losses, claims, damages or liabilities to which such partner may become subject in connection with any matter arising out of or in connection with the agreement or the partnership’s business or affairs, except for any such loss, claim, damage or liability primarily attributable to such partner’s gross negligence or willful misconduct.

Florida General Partnerships

The co-registrants that are Florida general partnerships are subject to Section 620.8401(3) of the Florida Revised Uniform Partnership Act, which provides that a partnership shall indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership or for the preservation of its business or property.

The general partnership agreements of the Florida general partnerships provide that the partnerships, their receivers or their trustees shall indemnify, save harmless, and pay all judgments and claims against any partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such partner in connection with the business of the partnership, including attorney’s fees incurred by such partner in connection with the defense of any action based on any such act or omission. In addition, in the event of any action by one partner against another partner in connection with the partnership, including a partnership derivative suit, the partnership shall indemnify, save harmless, and pay all expenses of such other partner, including attorney’s fees, incurred in the defense of such action, if the other partner is successful in such action. Notwithstanding the foregoing provisions, no partner shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

Item 21.	Exhibits and Financial Statement Schedules

(a)    Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

(b)    Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the SEC and not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c)    Reports, Opinions and Appraisals

None.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it or them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Standard Pacific Corp. and each of the co-registrants named below, certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4, and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on March 7, 2011.

STANDARD PACIFIC CORP.

BARRINGTON ESTATES, LLC
By:	STANDARD PACIFIC CORP., ITS SOLE MEMBER

LAGOON VALLEY RESIDENTIAL, LLC
By:	STANDARD PACIFIC CORP.,
ITS SOLE MEMBER

STANDARD PACIFIC OF TONNER HILLS, LLC
By:	STANDARD PACIFIC CORP.,
ITS SOLE MEMBER

By:	/s/ KENNETH L. CAMPBELL
Name:	Kenneth L. Campbell
Title:	President & Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth L. Campbell, John M. Stephens and John P. Babel, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/S/ KENNETH L. CAMPBELL Kenneth L. Campbell	President, Chief Executive Officer & Director (Principal Executive Officer)	March 7, 2011

/S/ JOHN M. STEPHENS John M. Stephens	Senior Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2011

/S/ RONALD R. FOELL Ronald R. Foell	Chairman of the Board	March 7, 2011

/S/ BRUCE A. CHOATE Bruce A. Choate	Director	March 7, 2011

/S/ JAMES L. DOTI James L. Doti	Director	March 7, 2011

/S/ DOUGLAS C. JACOBS Douglas C. Jacobs	Director	March 7, 2011

/S/ DAVID J. MATLIN David J. Matlin	Director	March 7, 2011

/S/ F. PATT SCHIEWITZ F. Patt Schiewitz	Director	March 7, 2011

/S/ PETER SCHOELS	Director	March 7, 2011
Peter Schoels

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrants named below, certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4, and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on March 7, 2011.

HILLTOP RESIDENTIAL, LTD.
BY: RESIDENTIAL ACQUISITION GP, LLC,
ITS GENERAL PARTNER

HSP ARIZONA, INC.

HWB CONSTRUCTION, INC.

HWB INVESTMENTS, INC.

RESIDENTIAL ACQUISITION GP, LLC

STANDARD PACIFIC 1, INC.

STANDARD PACIFIC OF ARIZONA, INC.

STANDARD PACIFIC OF FLORIDA GP, INC.

STANDARD PACIFIC OF LAS VEGAS, INC.

STANDARD PACIFIC OF ORANGE COUNTY, INC.

STANDARD PACIFIC OF SOUTH FLORIDA GP, INC.

STANDARD PACIFIC OF SOUTH FLORIDA
BY: STANDARD PACIFIC OF SOUTH FLORIDA GP,
INC.,
ITS MANAGING PARTNER

STANDARD PACIFIC OF TAMPA GP, INC.

STANDARD PACIFIC OF TAMPA
BY: STANDARD PACIFIC OF TAMPA GP, INC.,
ITS MANAGING PARTNER

STANDARD PACIFIC OF TEXAS, INC.

STANDARD PACIFIC OF THE CAROLINAS, LLC

STANDARD PACIFIC OF WALNUT HILLS, INC.

WESTFIELD HOMES USA, INC.

By:	/S/ JOHN M. STEPHENS
Name:	John M. Stephens
Title:	Principal Finance and Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth L. Campbell, John M. Stephens and John P. Babel, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/S/ KENNETH L. CAMPBELL Kenneth L. Campbell	Chief Executive Officer & Director (Principal Executive Officer)	March 7, 2011

/S/ JOHN M. STEPHENS John M. Stephens	Principal Financial & Accounting Officer & Director (Principal Financial and Accounting Officer)	March 7, 2011

/S/ SCOTT D. STOWELL Scott D. Stowell	Director	March 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant named below, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on March 7, 2011.

STANDARD PACIFIC OF COLORADO, INC.

By:	/S/ JOHN P. MORONEY
Name:	John P. Moroney
Title:	Chief Executive Officer & President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth L. Campbell, John M. Stephens and John P. Babel, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/S/ JOHN P. MORONEY John P. Moroney	Chief Executive Officer & President (Principal Executive Officer)	March 7, 2011

/S/ ROBERT R. REID Robert R. Reid	Senior Vice President & Director	March 7, 2011

/S/ SHARON DODD Sharon Dodd	Controller and Secretary (Principal Financial and Accounting Officer)	March 7, 2011

/S/ SCOTT D. STOWELL Scott D. Stowell	Director	March 7, 2011

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Standard Pacific Corp. (incorporated by reference to Exhibit 3.1 to Standard Pacific Corp.’s Current Report on Form 8-K filed on August 19, 2008 File No. 001-10959).

3.2	Amended and Restated Bylaws of Standard Pacific Corp. (incorporated by reference to Exhibit 3.1 to Standard Pacific Corp.’s Current Report on Form 8-K filed on October 28, 2009 File No. 001-10959).

4.1	Senior Indenture, dated as of April 1, 1999, between Standard Pacific Corp. and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4.1 to Standard Pacific Corp.’s Current Report on Form 8-K filed on April 16, 1999 File No. 001-10959).

4.2	Fourteenth Supplemental Indenture, dated as of May 3, 2010, between Standard Pacific Corp., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the issuance of Standard Pacific Corp.’s 8 3/8% Senior Notes due 2018 issued on such date (including form of note) (incorporated by reference to Exhibit 4.1 to Standard Pacific Corp.’s Current Report on Form 8-K filed on May 3, 2010 File No. 001-10959).

4.2	Fifteenth Supplemental Indenture, dated as of December 22, 2010, between Standard Pacific Corp., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the issuance of Standard Pacific Corp.’s 8 3/8% Senior Notes due 2018 issued on such date (including form of note) (incorporated by reference to Exhibit 4.1 to Standard Pacific Corp.’s Current Report on Form 8-K filed on December 22, 2010 File No. 001-10959).

4.3	Sixteenth Supplemental Indenture, dated as of December 22, 2010, between Standard Pacific Corp., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the issuance of Standard Pacific Corp.’s 8 3/8% Senior Notes due 2021 (incorporated by reference to Exhibit 4.2 to Standard Pacific Corp.’s Current Report on Form 8-K filed on December 22, 2010 File No. 001-10959).

4.3	Registration Rights Agreement with respect to the Standard Pacific Corp.’s 8 3/8% Senior Notes due 2018, dated as of December 22, 2010, between Standard Pacific Corp., the subsidiary guarantors party thereto, and the initial purchasers (incorporated by reference to Exhibit 4.3 to Standard Pacific Corp.’s Current Report on Form 8-K filed on December 23, 2010 File No. 001-10959).

4.4	Registration Rights Agreement with respect to the Standard Pacific Corp.’s 8 3/8% Senior Notes due 2021, dated as of December 22, 2010, between Standard Pacific Corp., the subsidiary guarantors party thereto, and the initial purchasers (incorporated by reference to Exhibit 4.4 to Standard Pacific Corp.’s Current Report on Form 8-K filed on December 23, 2010 File No. 001-10959).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature pages of this registration statement).

25.1	Statement of Eligibility of Trustee, The Bank of New York Mellon Trust Company, N.A., on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

Exhibit No.	Description

99.3	Form of Notice of Guaranteed Delivery.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.